     As filed with the Securities and Exchange Commission on June 10, 1999
                                                     Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ------------------
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ------------------
                                  ITXC Corp.
            (Exact name of registrant as specified in its charter)
                              ------------------
        Delaware                     4813                   22-35-31960
    (State or other      (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction
  of incorporation or     Classification Code Number)   Identification no.)
     organization)

                             600 College Road East
                          Princeton, New Jersey 08540
                                (609) 419-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              ------------------

                             Mr. Edward B. Jordan
                            Chief Financial Officer
                                  ITXC Corp.
                             600 College Road East
                          Princeton, New Jersey 08540
                           (609) 419-1500, Ext. 108
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------
                                with copies to

          Peter H. Ehrenberg                    Edward P. Tolley III
        Lowenstein Sandler PC                Simpson Thacher & Bartlett
         65 Livingston Avenue                   425 Lexington Avenue
      Roseland, New Jersey 07068              New York, New York 10017
            (973) 597-2500                         (212) 455-2000
                              ------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                     Proposed maximum
     Title of each class of         aggregate offering           Amount of
  securities to be registered            price(1)             registration fee
------------------------------------------------------------------------------
Common Stock, par value $.001
 per share.....................        $86,250,000                $23,978
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

                              ------------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, dated June 10, 1999

PROSPECTUS
                                       Shares

                                     [Logo]

                                   ITXC Corp.
                                  Common Stock

                                 -------------

  This is our initial public offering of shares of common stock. We are
offering      shares. Of the      shares being offered, we are offering
shares in the United States and Canada and      shares outside the United
States and Canada. The public offering price and underwriting discount are identical for both the U.S. offering and the international offering. The closing of the international offering is a condition to the closing of the U.S. offering.

  We expect the public offering price to be between $    and $    per share. No
public market currently exists for our shares.

  We have applied to list the shares on the Nasdaq National Market under the symbol "ITXC".

     Investing in the shares involves risks. Risk Factors begin on page 5.

                                                                Per Share Total
                                                                --------- -----
Public offering price.........................................     $       $
Underwriting discount.........................................     $       $
Proceeds to ITXC..............................................     $       $

  We have granted the U.S. underwriters a 30-day option to purchase up to additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  Lehman Brothers, on behalf of the U.S. underwriters, expects to deliver the
shares on or about        , 1999.

                                 -------------

Lehman Brothers
          CIBC World Markets
                                           First Analysis Securities Corporation

      , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
About this Prospectus....................................................   i
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Historical Financial Data.......................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Our Business.............................................................  26
Management...............................................................  40

                                                                            Page
                                                                            ----
Executive Compensation.....................................................  43
Certain Transactions.......................................................  48
Principal Stockholders.....................................................  50
Description of Capital Stock...............................................  52
Shares Eligible for Future Sale............................................  55
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders...........  56
Underwriting...............................................................  59
Legal Matters..............................................................  63
Experts....................................................................  63
Additional Information.....................................................  63
Index to Financial Statements.............................................. F-1

                             ABOUT THIS PROSPECTUS

   Unless otherwise indicated, the information in this prospectus assumes:

  .  the underwriters will not exercise their over-allotment option;

  . each outstanding share of our Series B convertible preferred stock and Series C convertible preferred stock will be converted into one share of our common stock upon the closing of the offerings;

  . 722,000 shares of our common stock will be issued at or before the closing of the offerings upon the exercise of warrants held by VocalTec Communications, Ltd., one of our principal stockholders; and

  . since June 10, 1999, no options to purchase our common stock have been exercised.

   You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   Unless the text of this prospectus requires a different meaning, all references to "ITXC," "we" or "our" refer to ITXC Corp., a Delaware corporation incorporated in July 1997, and its subsidiaries. Our consolidated subsidiaries are ITXC Data Transport Services LLC, a Delaware limited liability company formed in March 1998, and ITXC Asia PTE Ltd, a Singapore company formed in October 1998, both of which are wholly-owned by ITXC. In addition, we have a 49% interest in ITXC Comunicacoes Ltda., a Brazilian limited liability company formed in September 1998. When we refer to "affiliates" with respect to our network, we are referring to unrelated third-parties that terminate voice, fax and voice-related traffic on our network.

   See the section of this prospectus entitled "Risk Factors" beginning on page 5 for a discussion of certain factors that you should consider before investing in the common stock offerings that we have described in this prospectus.

   All trademarks and trade names appearing in this prospectus are the property of their respective holders.

   Until      , 1999, all dealers selling shares of the common stock, whether or not participating in these offerings, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 NOTE TO READER

   This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of shares of common stock. The second prospectus relates to a concurrent offering
outside the United States and Canada of      shares of common stock. The
prospectuses for the U.S. offering and the international offering will be identical with the exception of the following alternate pages for the international offering: a front cover page and a back cover page. These alternate pages appear in this registration statement immediately following the complete prospectus for the U.S. offering.

                               PROSPECTUS SUMMARY

   This summary highlights selected information about us. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire document, including the "Risk Factors" section beginning on page 5 and the consolidated financial statements and their related notes beginning on page F-1.

                                  Our Company

   We are a leading global provider of high quality Internet-based voice, fax and voice-enabled services. Our network and proprietary software allow our customers to capitalize on the convergence of traditional circuit- switched voice networks with both private and public packet-based data networks including the Internet. We have developed and deployed ITXC.net, an actively managed overlay network designed to deliver high quality voice communications over the Internet and other data networks. As part of ITXC.net, we have established ITXC-owned facilities in the U.S. and arranged call termination and origination with affiliates throughout the world. We believe that ITXC.net enables us to provide our customers with the cost savings of data networks and the global reach of the Internet, while providing a platform for additional value-added services. We believe that the proliferation of high capacity data networks provides the necessary infrastructure to rapidly deploy ITXC.net on a global basis.

   In April 1998, we introduced our WWeXchangeSM service, our first application using ITXC.net. This service provides international call completion over the Internet to our carrier and communications service provider customers and enables them to offer their own customers phone-to-phone global voice services. We have achieved significant growth in the use of our network since commencing this service, increasing from 47,000 minutes of traffic during the quarter ended June 30, 1998, to over 11.0 million minutes of traffic during the quarter ended March 31, 1999, and more than 12.6 million minutes of traffic during the two month period ended May 31, 1999. We believe that the rapid growth of traffic on ITXC.net demonstrates that our proprietary technology and techniques, which we refer to as BestValue RoutingSM, are effective in enhancing the quality of voice, fax and voice-enabled services delivered over the Internet. We actively manage ITXC.net with BestValue Routing to avoid congestion and select optimal routes.

   We have developed a reliable, scalable network by using the Internet for transport and our affiliates' local infrastructure for terminating traffic. Our early entrant status has resulted in what we believe to be the broadest global network for Internet telephony. We believe that the scale of our network provides us with a significant advantage in increasing market share and introducing value-added services. We have established ITXC-owned facilities in the U.S. and have arranged call origination and termination services with affiliates in more than 75 international cities operating more then 110 ITXC.net points of presence. Our affiliates include Bell Atlantic, China Telecom and Korea Telecom. On a typical day, we originate voice or fax traffic from over 30 countries and deliver it to more than 140 countries.

   In addition, we have recently introduced a new proprietary device called a SNARCTM, which we believe will facilitate the use of our network by our customers. These devices allow our customers to access our network directly from their premises, avoiding the costs of dedicated connections to network hubs and improving the economics of our services to them. We believe that SNARCs will strengthen our customers' relationships with us and position us to deploy enhanced services.

   We believe that data networks offer superior functionality to circuit-switched networks and, when actively managed, that the Internet will usually be the network of choice for voice, fax and voice-enabled services. We believe that our early entrant status and our experience in providing high quality voice communication over ITXC.net since April 1998 positions us to take advantage of the convergence of voice-enabled services and data networks, including the Internet.

                                  Our Strategy

   Our goal is to be the leading provider of Internet-based voice, fax and voice-enabled services. In order to achieve this goal we intend to:

     .  Exploit Our Network Scale and Early Entrant Status

     .  Rapidly Expand ITXC.net by Adding Additional Affiliates Worldwide

     .  Capitalize on the Attributes of the Internet

     .  Establish ITXC.net as the Standard for Quality in Our Industry

     .  Bring Internet Voice Capability to Our Customers' Premises

     .  Continue to Provide Leadership in Interoperability Initiatives

     .  Deliver Additional Voice-Enabled Services Over ITXC.net

                          Principal Executive Offices

   Our principal executive offices are located at 600 College Road East, Princeton, New Jersey 08540, and our telephone number is (609) 419-1500. The address of our Web site is http://www.itxc.com. Information contained on our Web site shall not be deemed to be a part of this prospectus.

                                 The Offerings

Common stock offered by ITXC:

    U.S. offering............... shares
    International offering...... shares
        Total................... shares

 Common stock outstanding after
  the offerings................. shares
 Use of proceeds................ We estimate that we will receive net proceeds from the offerings of approximately $
                                 million, or $    million if the underwriters
                                 exercise their over-allotment option in full,
                                 assuming an initial public offering price of
                                 $  per share and after deducting the estimated
                                 underwriting discounts and offering expenses.
                                 We intend to use the net proceeds to repay
                                 approximately $1.7 million of debt under our
                                 line of credit, expand the number of network
                                 hubs and customer-installed gateways, further
                                 develop our technology and BestValue Routing
                                 approach, develop additional applications for
                                 our technology and for general corporate
                                 purposes. We may also use a portion of the net
                                 proceeds to acquire complementary businesses
                                 or technologies. We cannot specify with
                                 certainty all of the particular uses for the
                                 net proceeds we will have upon completion of
                                 the offerings. See "Use of Proceeds."
 Nasdaq National Market symbol.. "ITXC"

   You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock that will be outstanding after the offerings. If and when we issue these shares, the percentage of the common stock you own will be diluted. The following is a summary of additional shares of common stock that we have currently approved for issuance as of June 10, 1999:

  .   3,120,997 shares are issuable upon the exercise of options under our
     1998 Stock Incentive Plan, consisting of:

    . outstanding options to purchase 2,574,872 shares at a weighted average exercise price of $1.97 per share, of which options covering 158,091 shares were exercisable as of June 10, 1999; and

    . options covering 546,125 shares available for future awards after the offerings; and

  . 439,883 shares are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.71 per share.

   For a description of our 1998 Stock Incentive Plan, see "Executive Compensation--1998 Incentive Stock Option Plan."

                      Summary Consolidated Financial Data

   The following summary financial data for the period from July 21, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998 are derived from our audited consolidated financial statements. The following summary financial data for the quarters ended March 31, 1998 and 1999 are derived from our unaudited financial statements. You should read the information that we have presented below in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Capitalization."

                                  Period From
                                 July 21, 1997
                              (date of inception)                  Quarter
                                      to           Year ended  ended March 31,
                                 December 31,     December 31, ----------------
                                     1997             1998      1998     1999
                              ------------------- ------------ ------- --------
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.....................         $ 500          $ 1,538    $  300  $  3,029
Total costs and expenses....           706            8,995       931     6,014
Net loss....................          (205)          (7,276)     (631)   (2,944)
Basic and diluted net loss
 per share applicable to
 common stockholders........         (0.06)           (1.78)    (0.16)    (0.73)
Weighted average shares used
 in computation of basic and
 diluted net loss per share
 applicable to common
 stockholders...............         3,502            4,092     3,900     4,191
Pro forma basic and diluted
 net loss per share.........                          (0.83)              (0.24)
Weighted average shares used
 in computation of pro forma
 basic and diluted net loss
 per share..................                          8,799              12,034

                                                    As of March 31, 1999
                                                ------------------------------
                                                Actual   Pro Forma As Adjusted
                                                -------  --------- -----------
                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments................................... $16,709   $16,710
Total assets...................................  22,015    22,016
Long-term obligations, including current
 portion.......................................   1,936     1,936      213
Working capital................................  13,518    13,519
Total stockholders' equity (deficit)...........  (8,983)   15,929

--------

   The pro forma line items in the operating statement data presented above and the "pro forma" column in the balance sheet data presented above give effect to the conversion of all outstanding shares of our Series B and Series C convertible preferred stock into common stock upon the closing of the offerings and the assumed exercise of warrants covering 722,000 shares of our common stock by a principal stockholder as if such conversion and exercise had occurred at the dates of issuance. The "as adjusted" column in the balance
sheet data presented above also reflects the sale of      shares of common
stock in the offerings at an assumed initial public offering price of $ per share after deducting the estimated underwriting discounts and offering expenses payable by us and the use of $1.7 million of the net proceeds of the offerings to repay all outstanding indebtedness on our line of credit.

                                  RISK FACTORS

   You should carefully consider the following factors as well as the other information in this prospectus before deciding to invest in shares of our common stock.

Our business is difficult to evaluate because we have a limited operating history.

   We were incorporated in July 1997 and began our first commercial service in April 1998. We have had limited revenue since our inception. In addition, our senior management team and other employees have worked together at ITXC for only a short period of time. Our chief operating officer, John G. Musci, has only joined us in February 1999. Consequently, we have a limited operating history upon which you can evaluate our business.

We have not been profitable and expect future losses.

   To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. We reported a net loss of $0.2 million for the inception period from July 21, 1997 through December 31, 1997, $7.3 million for the year ended December 31, 1998 and $2.9 million for the quarter ended March 31, 1999. We expect to continue to incur significant losses for the foreseeable future. As of March 31, 1999, our accumulated deficit was $10.4 million. Our limited operating history makes predicting our future operating results, including operating expenses, difficult. Our revenue may not grow or may not even continue at the current level.

We cannot predict our success because our business model is unproven.

   Our success depends on the continued growth of ITXC.net as a network for voice, fax and voice-enabled services. The growth of ITXC.net depends, in part, on continued growth in the use of the Internet generally and on the growth in the use of the Internet through telephones and other devices, rather than personal computers. Although Internet usage and popularity have grown rapidly, we cannot be certain that this growth will continue in its present form, at its current rate or at all. Our market is new and rapidly changing. Our business, financial condition, operating results and future prospects would be materially adversely affected if the Internet does not continue to grow as a telecommunications medium. This growth may be inhibited by a number of factors, such as:

     .  quality of infrastructure;

     .  security concerns;

     .  technological failures such as viruses;

     .  regulatory encroachments;

     .  inconsistent quality of service; and

     .  lack of availability of cost-effective, high-speed service.

   If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline.

   The success of our business ultimately will depend upon the acceptance of our services by telecommunications companies, telephony resellers and Internet service providers and other potential customers. Although, as of June 10, 1999, we had affiliates in more than 80 international cities, we cannot predict whether demand for our services will continue to develop, particularly at the volume or prices we need to become profitable.

We are growing rapidly and effectively managing our growth may be difficult.

   We have grown and expect to continue to grow rapidly both by adding new voice-enabled services and expanding our existing services. This growth is likely to place a significant strain on our resources and systems. To manage our growth, we must implement systems and hire, train and manage our employees. We cannot assure you that our management will be able to effectively or successfully manage our growth. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition, operating results and future prospects.

Capacity limits on our technology and network hardware and software may be difficult to project and we may not be able to expand and upgrade our systems to meet increased use.

   If traffic over ITXC.net continues to increase, it will be necessary for us to expand and upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase on our network and we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased traffic on our network. If we do not appropriately expand and upgrade our systems and network hardware and software, our business, financial condition, operating results and future prospects will be materially adversely affected.

We rely on third party communications infrastructure, hardware, software and the Internet.

   Our success will depend upon the capacity, reliability and security of the infrastructure owned by third parties, including our affiliates, used to carry telecommunications between our end users and the Internet. We have no control over the quality and maintenance of a significant portion of that infrastructure and whether or not those third parties are able to upgrade or improve their equipment. We rely upon equipment and software provided to us by our vendors, most importantly the gateway equipment and software provided by Lucent Technologies and VocalTec Communications; our affiliates also rely on such equipment and software. We cannot assure you that we or our affiliates will be able to continue to purchase gateways from these vendors on acceptable terms or at all. If we or our affiliates are unable to maintain current purchasing terms with these vendors, our business, financial condition, operating results and future prospects could be materially adversely affected.

Our ability to attract and retain affiliates and customers depends on many factors we cannot control.

   Our ability to increase the number of our affiliates and customers, and our ability to retain those affiliates and customers, will depend on a number of factors, many of which are beyond our control. These factors include:

    . our ability to reach agreement with telecommunications companies, telephony resellers and Internet service providers regarding the terms and conditions applicable to our business relationship;

    . our success in marketing our services to potential new and existing affiliates and customers;

    .  pricing by traditional carriers;

    .  the rate at which we are able to deploy our network and services;

    .  consolidation in the telecommunications industry; and

    .  the quality of the customer and technical support we provide.

   Because of these factors, our actual revenue or the rate at which we add new affiliates and customers may differ from past trends, the forecasts of industry analysts, or a level that meets the expectations of investors. If we are unable to add new affiliates and customers, the traffic on ITXC.net may not increase and we may not be able to increase our global reach.

Fluctuations in our operating results may negatively impact our stock price.

   We expect that our quarterly operating results will fluctuate significantly due to many factors, many of which are beyond our control, including:

  .  volume of traffic;

  .  management of our growth;

  . the rate at which telecommunications companies, telephony resellers and Internet service providers use our services;

  .  our dependence on a limited number of customers;

  . economic conditions specific to the Internet, as well as general economic and market conditions;

  . our ability to protect our systems from telecommunications failures, power loss and software-related system failures;

  .  intense competition;

  .  our ability to collect on our accounts receivable;

  .  the international regulatory environment;

  . the uncertain adoption of the Internet as a telecommunications medium for the transport of telecommunications;

  .  changes in revenue splits with our affiliates; and

  .  risks associated with potential acquisitions.

   Due to the limited history of businesses relying on the Internet as a telecommunications medium, we believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet industry analysts' or your expectations, the price of our common stock could be materially adversely affected.

We depend on a small number of customers for most of our revenue.

   To date, we have derived a significant portion of our revenue from a small number of customers. During 1998, our 10 largest customers accounted for approximately 85% of our revenue. ABT Computer, Inc., a telecommunications reseller and our largest customer for the year ended December 31, 1998, accounted for 25% of our revenue during that year. Other large customers include AT&T, which accounted for all of our consulting revenue for the year ended December 31, 1998, and IDT, an international carrier and Internet service provider, which accounted for 16% of our total revenue for 1998. Moreover, we cannot assure you that our existing customers will continue to engage us in the future. The loss of any significant customer could have a material adverse effect on our business, financial condition, operating results and future prospects.

We may not be able to establish or maintain acceptable relationships with our customers.

   We cannot assure you that we will be able to establish or maintain relationships with our customers. Even if we are able to establish and maintain those relationships, there can be no assurance that we will be able to do so on terms favorable to us or in the quantities or at the rate we need to become profitable. These events could have a material adverse effect on our business, financial condition, operating results and future prospects.

The lack of interoperability among hardware produced by different vendors may limit our ability to grow a worldwide, fully interoperable network.

   Unless an interoperability standard is widely adopted and used by manufacturers of gateways and other hardware, ITXC.net's growth will be limited because terminators of voice traffic over the Internet will continue to be required to only accept voice traffic which was originated on gateways made by the same manufacturer as their terminating gateway. Currently gateways manufactured by Lucent Technologies and VocalTec Communications interoperate with respect to voice communications but not fax communications. We cannot assure you that the iNow! interoperability initiative or another similar initiative will be adopted and implemented by a broad enough array of manufacturers to allow for the interoperability needed for ITXC.net's growth.

New interoperability standards may develop without our participation.

   While we believe we have led the development and implementation of the iNow! initiative, it is possible that another standard for the interoperability of Internet voice services and products will be developed without our participation. If that happens we may be disadvantaged by having to conform ITXC.net to that new industry standard.

There is intense competition for the services that we offer.

   The market for our services has been extremely competitive and is expected to be so for the foreseeable future. Internet protocol and Internet telephony service providers such as AT&T Global Clearinghouse, GRIC Communications, and VIP Calling route traffic to destinations worldwide and compete directly with us. Other internet telephony service providers focus on a retail customer base and may in the future compete with us. In addition, major telecommunications companies such as AT&T, Deutsche Telekom, MCI Worldcom and Qwest Communications, have all entered or plan to enter the Internet telephony market. Many of our competitors are larger than us and have substantially greater financial resources than we do. We cannot assure you that we will be able to compete successfully in the developing Internet telephony market. Intense price competition in our markets could materially adversely affect our business, financial condition, operating results and future prospects. See "Our Business--Competition."

Our market is characterized by rapid technological change with which we may not be able to keep up in a cost-effective way.

   Our market is characterized by rapid technological change and frequent new product and services announcements. Significant technological changes could render the technology we use obsolete. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition, operating results and future prospects will be materially adversely affected. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. We cannot assure you that we will be able to adapt to these challenges or respond in a way to meet them. Our failure to do so would have a material adverse effect on our business, financial condition, operating results and future prospects.

We may need additional capital in the future and it may not be available on acceptable terms.

   The development of our business may require significant additional capital in the future to fund our operations, to finance the investments in equipment and corporate infrastructure needed for the expansion of our network, to enhance and expand the range of services we offer and to respond to competitive pressures and perceived opportunities, such as investment, acquisition and international expansion activities. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could have a material adverse effect on our business, financial condition, operating results and future prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We are subject to risks of international operations.

   Because we conduct business internationally, we are subject to certain risks, directly and indirectly through our affiliates, including:

  . inability to locate qualified local affiliates and call termination suppliers;

  . unexpected changes in regulatory requirements, including the regulation of Internet access;

  . foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

  .  potentially longer payment cycles;

  .  difficulty in accounts receivable collection;

  .  weaknesses in particular foreign economies;

  .  foreign taxes; and

  . the burdens of complying with a variety of foreign laws, trade standards, tariffs and trade barriers.

   We are also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. There can be no assurance that the risks associated with our international operations will not materially adversely affect our business, financial condition, operating results and future prospects.

Adoption of the Internet as a telecommunications medium is uncertain.

   The growth of ITXC.net requires validation of the Internet as an effective medium for the delivery of voice, fax and voice-enabled services. This validation has yet to fully occur. Acceptance of voice, fax and voice-enabled services over the Internet by telephone companies and telephony resellers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or develops more slowly than expected, or if the Internet does not develop as an effective and measurable telecommunications medium, our business, financial condition, operating results and future prospects would be materially adversely affected.

We are subject to risks associated with system failures, delays and other inadequacies.

   Our success depends on our ability to provide reliable voice service over the Internet. Any damage to or failure of the Internet, our connections to the Internet, our affiliates' connections to the Internet, our computer hardware and software or our affiliates' computer hardware or software, whether from operational disruption, natural disaster, computer viruses, hacking or otherwise, resulting in an interruption in our operations, could have a material adverse effect on our reputation among existing and potential new customers, our business, financial condition, operating results and future prospects. Our systems and operations are vulnerable to damage or interruption from fires, earthquakes, floods and other natural disasters, power loss, telecommunications failures, network software flaws, transmission cable cuts, physical or electronic break-ins, sabotage, year 2000 problems, intentional acts of vandalism and similar events that may or may not be beyond our control. The occurrence of any of these events could interrupt our services and could have a material adverse effect on our business, financial condition, operating results and future prospects.

Our proprietary rights may be difficult to protect.

   Proprietary rights are important to our success and our competitive position. To protect them, we generally rely on copyright, trademark and trade secret laws and confidentiality agreements with employees and third parties. Despite such protection, a third party could, without authorization, copy or otherwise appropriate our proprietary network information. Our agreements with employees and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

   The laws of some foreign countries also do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, our efforts to protect our intellectual property rights through patent, copyright, trademark and trade secret laws may not prevent misappropriation, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition, operating results and future prospects. See "Our Business-- Proprietary Rights."

Acquisitions may disrupt or otherwise have a negative impact on our business.

   We may make investments in complementary companies, technologies and assets, which could be subject to risks, including the following:

  . acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;

  .  we may acquire companies in markets in which we have little experience;

  . we may not be able to successfully integrate the services, products and personnel of any acquisition into our operations;

  . we may be required to incur debt or issue equity securities, which may be dilutive to existing stockholders, to pay for acquisitions; and

  . our acquisitions may not result in any return, or a sufficient return, on our investment and we may lose all or a substantial portion of our investment.

We depend on our key personnel and may have difficulty attracting and retaining the skilled employees we need to execute our growth plans.

   Our future success depends, in part, on the continued service of our key management and technical personnel, including Tom I. Evslin, our Chairman, President and Chief Executive Officer, John G. Musci, our Executive Vice President and Chief Operating Officer, and Edward B. Jordan, our Executive Vice President and Chief Financial Officer. If any of those individuals were unable or unwilling to continue in their present positions, our business, financial condition, operating results and future prospects could be materially adversely affected. We do not carry key person life insurance on our personnel, other than Mr. Evslin, and only Messrs. Evslin and Musci have employment agreements. From time to time we have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees. Our future success depends on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for employees in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future.

We face Year 2000 risks.

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, may produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could materially and adversely affect our business, financial condition, results of operations and future prospects. We may face claims based on Year 2000 issues arising from the integration of multiple products, including ours, within an overall system. In addition, we rely on networks, including the Internet, the circuit-switched telephone network and private data networks, and computer hardware and software, including our affiliates' gateways, owned and maintained by third-parties, some of which may not be Year 2000 compliant. The failure of a network or computer hardware or software owned and maintained by a third party, as a result of lack of Year 2000 compliance, could materially and adversely affect our business, financial condition, operating results and future prospects. In addition, to the extent our vendors and suppliers fail to certify that they are Year 2000 compliant, we may find it necessary to terminate our relationships with them. If we terminate these relationships, we cannot assure you that we will be able to find suitable replacement vendors or suppliers on terms favorable to us, or at all. Our failure to find replacement vendors or suppliers could have a material adverse effect on our business, financial condition, operating results and future prospects. We do not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies we are dependent upon are not year 2000 compliant and fail to operate effectively after the year 2000. For information regarding our efforts to prepare for Year 2000 issues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Our South American joint venture agreement may impose substantial obligations on us in the event that we are required to, or seek to, purchase the 51% interest that we do not presently own.

   In connection with the formation of our South American joint venture, we entered into a buyout agreement with the other parties to the joint venture. The agreement provides us with certain rights to purchase the interests of the other parties (a call), and provides the other parties with certain rights to cause us to purchase their interests (a put), each in a number of specific circumstances. If our partners exercise their put rights, we will be able to specify whether they receive cash or our common stock. If we exercise our call rights, however, our partners may elect to receive cash or our common stock. The amount of the purchase price under any of these scenarios could be substantial and, if we exercise a call right and our partners elect to receive cash, the payment of such purchase price could materially adversely impact our liquidity. If we pay our partners in common stock, our stockholders may incur substantial dilution. We cannot assure you that we will have the capital necessary to fund a purchase of joint venture interests that we would otherwise desire to make.

We may be subject to government regulation and legal uncertainties which could harm us.

   United States. We believe that, under U.S. law, the Internet-related services that we provide constitute information services (as opposed to telecommunications services) and, as such, are not currently actively regulated by the Federal Communications Commission, or FCC, or any state agencies charged with regulating telecommunications carriers. Nevertheless, aspects of our operations may be subject to state or federal regulation, including regulations governing universal service funding, disclosure of confidential communications, copyright and excise tax issues. We cannot assure you that Internet-related services will not be actively regulated in the future. Increased regulation of the Internet may slow its growth, particularly if other countries also impose regulation. Such regulation may negatively impact the cost of doing business over the Internet and, materially adversely affect our business, financial condition, operating results and future prospects.

   In addition, the FCC is currently considering whether to impose surcharges or other regulations upon certain providers of Internet telephony, primarily those which, unlike us, provide Internet telephony services to end users located within the U.S. While the FCC has presently decided that information service providers, including Internet telephony providers, are not telecommunications carriers, various companies have challenged that decision. Congressional dissatisfaction with FCC conclusions could result in requirements that the FCC impose greater or lesser regulation, which in turn could materially adversely affect our business, financial condition, operating results and future prospects.

   International. The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate the proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect our business, financial condition, operating results and future prospects.

   In addition, as we make our services available in foreign countries, and as we facilitate sales by our customers and affiliates to end users located in foreign countries, such countries may claim that we are required to qualify to do business in the particular foreign country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business as conducted in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could materially adversely affect our business, financial condition, operating results and future prospects.

   Our customers and affiliates may also currently be, or in the future become, subject to requirements to qualify to do business in a particular foreign country or to otherwise comply with regulations, including requirements to obtain authorization, or to cease conducting their business as conducted in that foreign country. We cannot be certain that our customers and affiliates either are currently in compliance with any such requirements, will comply, will be able to comply with any such requirements, and/or will continue to comply with any such requirements. The failure of our customers and affiliates to comply with applicable laws and regulations could materially adversely affect our business, financial condition, operating results and future prospects.

   Additionally, it is possible that laws--new or already in existence--may be applied by the U.S. and/or other countries to transport services provided over the Internet, including laws governing:

  .  sales and other taxes;

  .  user privacy;

  .  pricing controls;

  .  characteristics and quality of products and services;

  .  consumer protection;

  . cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

  .  copyright, trademark and patent infringement; and

  . other claims based on the nature and content of Internet materials, including claims of defamation, negligence and the failure to meet necessary obligations.

   If Congress, the FCC, state regulatory authorities, foreign governments or other bodies begin to regulate or, in the case of certain foreign governments, prohibit Internet telephony, we cannot assure you that any such regulation will not materially adversely affect our business, financial condition, operating results or future prospects.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval after these offerings.

   Immediately after the closing of the offerings, our executive officers and directors and their respective affiliates will own approximately % of our outstanding common stock. Accordingly, these stockholders will be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control of ITXC.

We will have broad discretion in using the proceeds of these offerings.

   Our management will have broad discretion over the allocation of the net proceeds from the offerings, as well as over the timing of their expenditure. As a result, investors will be relying on our management's judgment with only limited information about its specific intentions for the use of the proceeds.

Our certificate of incorporation and bylaws and Delaware law will contain provisions that could discourage a takeover.

   Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions of our certificate of incorporation and by-laws will:

  . establish a classified board of directors in which only a portion of the total number of directors will be elected at each annual meeting;

  .  authorize the board to issue preferred stock;

  .  prohibit cumulative voting in the election of directors;

  .  limit the persons who may call special meetings of stockholders;

  .  prohibit stockholder action by written consent; and

  . establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

If we or our existing shareholders sell additional shares of our common stock after the offerings, it could hurt the market price of our common stock.

   If our principal stockholders sell a substantial number of shares of common stock after the offerings, those sales could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of equity securities. Upon the closing of the offerings, we will have shares of common stock outstanding (including the 9,095,079 shares of common stock to be issued upon the conversion of the Series B preferred stock and the Series C preferred stock and 722,000 shares of common stock to be issued upon the assumed exercise of warrants owned by VocalTec Communications). In addition, we have reserved for issuance 3,120,997 shares of common stock issuable upon exercise of stock options and 439,883 shares of common stock
issuable upon exercise of outstanding warrants. The      shares (    ) shares
if the over-allotment option is exercised in full) sold in the offerings will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of ours as that term is used under the Securities
Act. Of the remaining     shares,      shares will be freely transferable
without restriction under the Securities Act, unless they are held by our "affiliates" and will be available for public sale upon expiration of the
"lock-up" agreements described below. The remaining     shares will be
"restricted securities" as that term is defined in Rule 144 and subject to the volume restrictions of Rule 144. Substantially all of these restricted securities are entitled to demand and piggyback registration rights under certain circumstances.

   We intend to file a registration statement on Form S-8 under the Securities Act approximately ninety days after the offerings are completed in order to register shares of common stock reserved for issuance under our 1998 Stock Incentive Plan. This registration would permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

   In connection with the offerings and subject to certain exceptions, we, all of our executive officers and directors and, with certain limited exceptions, all of our other existing stockholders have signed "lock-up" agreements pursuant to which they have agreed not to sell any shares of common stock, or any securities which may be converted into or exchanged for any such shares of common stock or substantially similar securities, for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers. See "Underwriting."

The value of shares of common stock purchased in the offerings will be diluted.

   Persons purchasing shares of common stock in the offerings will incur immediate and substantial dilution in net tangible book value per share. In addition, to the extent that outstanding options and warrants to purchase common stock are exercised, there could be substantial additional dilution. See "Dilution."

There has been no prior market for our common stock; our stock price is likely to be highly volatile.

   Prior to the offerings, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our common stock or how liquid that market might become. The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in any future trading market. The stock market has experienced extreme price and volume fluctuations. In particular, the market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

This prospectus contains forward-looking statements that may not be accurate indicators of future performance.

   Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

   We estimate that the net proceeds from the offerings will be approximately $ million, or $ million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $ per share and after deducting the estimated underwriting discounts and offering expenses.

   We intend to use the net proceeds from the offerings to repay approximately $1.7 million of debt outstanding under our line of credit, expand the number of network hubs, currently located solely in New York City and Los Angeles, further develop our technology and BestValue Routing approach, expand our SNARC program, develop additional applications for our technology and for general corporate purposes. We may also use a portion of the net proceeds to acquire complementary businesses or technologies, although we currently do not have any agreements and we are not involved in any negotiations with respect to any such transactions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offerings. Accordingly, our management will have broad discretion in the application of the net proceeds.

   Pending such uses, we intend to invest the net proceeds in direct or guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant. In addition, our credit agreement restricts our ability to declare and pay dividends without the consent of our lender.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of March 31, 1999. This unaudited information is presented:

  .  on an actual basis;

  . on a pro forma basis to give effect, upon the closing of the offerings, to the automatic conversion of all outstanding shares of preferred stock into common stock and the assumed exercise of warrants covering 722,000 shares of common stock by a principal stockholder; and

  .  on a pro forma basis as further adjusted to reflect our receipt and
     application of the estimated net proceeds from the sale of     shares of
     common stock offered in the offerings at an assumed initial public offering price of $ per share and after deducting the estimated underwriting discounts and offering expenses, and the use of approximately $1.7 million of net proceeds of the offerings to repay all outstanding indebtedness on our line of credit.

   Please read the capitalization table together with the sections of this prospectus entitled "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included in this prospectus.

                                                      As of March 31, 1999
                                                  ------------------------------
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                    (in thousands, unaudited)
Cash and cash equivalents.......................  $16,509   $16,510    $
                                                  =======   =======    =======
Equipment note payable..........................  $ 1,723   $ 1,723    $   --
Capital lease obligations, less current portion
 ...............................................      137       137        137
Series B redeemable convertible preferred stock,
 5,865,104 shares issued and outstanding; no
 shares issued and outstanding pro forma and as
 adjusted.......................................    9,872       --         --
Series C redeemable convertible preferred stock,
 3,229,975 shares issued and outstanding; no
 shares issued and outstanding pro forma and as
 adjusted.......................................   15,040       --         --
Stockholders' equity:
  Preferred stock, $0.001 par value; no shares
   issued and outstanding, pro forma and as
   adjusted.....................................      --        --         --
  Common stock, $0.001 par value; 22,500,000
   shares authorized; 4,190,500 shares issued
   and outstanding; 14,007,579 shares issued and
   outstanding pro forma;            shares
   issued and outstanding as adjusted...........        4        14
  Additional paid-in capital....................    3,650    28,552
  Deferred employee compensation................   (2,212)   (2,212)    (2,212)
  Accumulated deficit...........................  (10,425)  (10,425)   (10,425)
                                                  -------   -------    -------
  Total stockholders' equity (deficit)..........  $(8,983)  $15,929    $
                                                  =======   =======    =======
Total capitalization............................  $17,789   $17,789    $
                                                  =======   =======    =======

                                    DILUTION

   As of March 31, 1999, our net tangible book value on a pro forma basis, giving effect to the conversion of our Series B and Series C convertible preferred stock and the assumed exercise of warrants covering 722,000 shares of common stock, was $14,959,696, or $1.07 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of March 31, 1999, our net tangible book
value, on a pro forma basis as further adjusted for the sale of      shares
offered in the offerings at an assumed initial public offering price of $ per share after deducting the estimated underwriting discounts and offering expenses and the use of approximately $1.7 million of the net proceeds of the offerings to repay all outstanding indebtedness on our line of credit, would have been approximately $ per share of common stock. This represents an
immediate increase of $    per share to existing stockholders and an immediate
dilution of $    per share to new investors. The following table illustrates this per share dilution:

                                                                          Per
                                                                         Share
                                                                         ------
Assumed initial public offering price per share......................... $
Pro forma net tangible book value per share as of March 31, 1999........ $ 1.07
Increase per share attributable to new investors........................
Pro forma net tangible book value per share after the offerings.........
                                                                         ------
Dilution per share to new investors..................................... $
                                                                         ======

   The following table sets forth, on a pro forma basis as of March 31, 1999, the number of shares of common stock purchased from ITXC, the total consideration contributed and the average price per share contributed by existing stockholders and by new investors (assuming the issuance by ITXC of shares in the offerings at an assumed initial public offering price of $ per share, before deducting the estimated underwriting discounts and offering expenses).

                            Shares Purchased    Total Consideration
                            ---------------- -------------------------- -----------
                                    Percent          Percent   Average
                                     After            After     Price
                            Number Offerings Amount Offerings Per Share
                            ------ --------- ------ --------- ---------
                                      (dollars in thousands)
   Existing stockholders...              %    $           %      $
   New investors...........
                             ---      ---     ---      ---
   Total...................           100%    $        100%
                             ===      ===     ===      ===

                       SELECTED HISTORICAL FINANCIAL DATA

   The following selected financial data for the period from July 21, 1997, our date of inception, to December 31, 1997 and for the year ended December 31, 1998 are derived from our audited consolidated financial statements. The following selected financial data for the quarters ended March 31, 1998 and 1999 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for the interim periods. Our operating results for the quarter ended March 31, 1999 are not necessarily a reliable indicator of the results that may be expected for the entire year ending December 31, 1999. The pro forma line items in the operating data presented below and the pro forma column in the balance sheet data presented below give effect to the conversion of all outstanding shares of Series B and Series C preferred stock into common stock upon the closing of the offerings and the assumed exercise of warrants covering 722,000 shares of our common stock, as if such conversion and exercise had occurred at the dates of issuance. You should read the information that we have presented below in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

                                    Period from
                                   July 21, 1997
                                     (date of                     Quarter
                                   inception) to Year ended   ended March 31,
                                     December     December  -------------------
                                     31, 1997     31, 1998    1998      1999
                                   ------------- ---------- --------- ---------
                                                                (Unaudited)
Operating Data:                       (in thousands, except per share data)
Revenue:
 Telecommunications revenue.......    $  --       $ 1,238    $   --    $ 2,429
 Consulting revenue...............       500          300        300       600
                                      ------      -------    -------   -------
Total revenue.....................       500        1,538        300     3,029
Cost and expenses:
 Data communications and
  telecommunications..............       --         2,017        --      2,528
 Cost of consulting revenue.......       --           192         30       --
 Network operations...............       --         1,321        167       546
 Sales and marketing..............       349        2,518        375     1,009
 Development......................       --           594         54       183
 General and administrative.......       352        2,009        287     1,367
 Depreciation and amortization....         5          345         19       278
 Non-cash employee compensation...       --           --         --        104
                                      ------      -------    -------   -------
Total costs and expenses..........       706        8,995        931     6,014
                                      ------      -------    -------   -------
Loss from operations..............      (206)      (7,457)      (631)   (2,985)
                                      ------      -------    -------   -------
Interest income...................         1          231        --         69
Interest expense..................       --           (50)       --        (27)
                                      ------      -------    -------   -------
Net loss..........................      (205)      (7,276)      (631)   (2,944)
Accretion of redemption value of
 mandatorily redeemable
 convertible preferred stock......                    (14)                (113)
                                                  -------              -------
Net loss applicable to common
 stockholders.....................    $ (205)     $(7,290)   $  (631)  $(3,057)
                                      ======      =======    =======   =======
Basic and diluted net loss per
 share applicable to common
 stockholders.....................    $(0.06)     $ (1.78)   $ (0.16)  $ (0.73)
                                      ======      =======    =======   =======
Weighted average shares used in
 computation of basic and diluted
 net loss per share applicable to
 common stockholders..............     3,502        4,092      3,900     4,191
Pro forma basic and diluted net
 loss per share (unaudited).......                $ (0.83)             $ (0.24)
                                                  =======              =======
Weighted average shares used in
 computation of pro forma basic
 and diluted net loss per share
 (unaudited)......................                  8,799               12,034
                                         December 31,                 Pro forma
                                   ------------------------ March 31, March 31,
                                       1997         1998      1999      1999
                                   ------------- ---------- --------- ---------
Balance Sheet Data:
Cash, cash equivalents and short-
 term investments.................    $  498      $ 4,171    $16,709   $16,710
Total assets......................       795        7,834     22,015    22,016
Long-term obligations, including
 current portion..................                  1,437      1,936     1,936
Working capital...................       214        2,157     13,518    13,519
Total stockholders' equity (defi-
 cit).............................       493       (6,030)    (8,983)   15,929

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We are a leading global provider of Internet-based voice, fax and voice-enabled services. From our inception in July 1997 through April 1998, our operating activities were focused primarily on:

  . developing monitoring and analysis software to enable us to efficiently and cost effectively route voice over the Internet which we refer to as BestValue Routing;

  . developing relationships with affiliates throughout the world to increase the global reach of ITXC.net;

  . developing additional business strategies to supplement our affiliate network; and

  .  hiring our initial employee group.

   In April 1998, we launched our first service delivered over ITXC.net--our WWeXchange service. Our operations since that time have included:

  . increasing our voice traffic, from 2,746 minutes during April 1998 to approximately 7.5 million minutes during May 1999;

  . refining our monitoring and analysis software in order to achieve BestValue Routing;

  . expanding our affiliate network to 54 affiliates at June 10, 1999 and increasing the global reach of ITXC.net; and

  . increasing our employee headcount, from 29 employees on April 1, 1998 to 76 employees on June 10, 1999.

   Our primary sources of revenue have been the fees that we receive from customers for terminating calls that they have originated on the Internet. To date, our revenue for terminating calls over ITXC.net has depended primarily upon the volume of voice traffic carried over ITXC.net, which is measured in terms of minutes of voice traffic. We have also received consulting revenue derived from a market trial agreement that we entered into with a third-party shortly after our inception in order to generate funds to sustain operations. Under that agreement, we earned revenue as we met specific milestones. We do not consider it likely that consulting revenue will continue beyond the quarter ending June 30, 1999. To date, we have derived a significant portion of our revenue from a small number of customers. The loss of a major customer could have a material adverse effect on our business, financial condition, operating results and future prospects. See "Risk Factors."

   Our operating expenses have been primarily:

  . Data Communications and Telecommunications Expenses. Internet-related expenses, consisting primarily of:

    . costs associated with sending voice traffic over the Internet, primarily fees that we pay to our affiliates to terminate or assist us in terminating calls, fees that we pay when we find it necessary to utilize the circuit-switched network or private data networks to terminate calls and expenses incurred in connecting our customers to our network; these expenses are largely proportional to the volume of voice traffic carried over our network; and

    . costs associated with buying Internet access at ITXC-operated locations; these costs are largely proportional to the bandwidth of access available and do not typically vary based upon volume.

  . Network Operations Expenses. Expenses associated with operating the network, consisting primarily of the salaries, payroll taxes and benefits that we pay for those employees directly involved in the operation of ITXC.net and related expenses.

  . Sales and Marketing Expenses. Expenses relating to the salaries, payroll taxes, benefits and commissions that we pay for sales personnel and expenses associated with the development and implementation of our promotion and marketing campaigns. We anticipate that sales and marketing expenses will increase in the future as we expand our internal sales force, hire additional marketing personnel and increase expenditures for promotion and marketing. We expect that such expenses will also increase as telecommunications revenue increases.

  . Development Expenses. Salary, payroll tax and benefit expenses that we pay for employees and consultants who work on the development of our network management approaches and future applications of our technology. We believe that investing in the enhancement of our technology is critical to our future success. Based upon various factors, including the importance to us of BestValue Routing, the pace of technological change in our industry and our goal of expanding the applications of our technology, we expect that our development expenses will increase in future periods.

  . General and Administrative Expenses. Salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources. We expect that general and administrative expenses will increase in the future as we hire additional personnel and incur additional costs related to the growth of our business and operations. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth.

  . Non-cash Employee Compensation Expenses. Non-cash employee compensation represents compensation expense incurred in connection with the grant of certain stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. During the quarter ended March 31, 1999 we granted options to purchase 1,047,875 shares of common stock at exercise prices less than fair value resulting in non-cash charges of approximately $2.3 million . Such charges will be expensed, generally over the next three to seven years, in connection with the underlying vesting periods of the options granted.

   Since our inception in July 1997, we have experienced operating losses in each quarterly and annual period and negative cash flows from operations in each quarter since we commenced offering services over ITXC.net in April 1998. As of March 31, 1999, we had an accumulated deficit of $10.4 million. The profit potential of our business is unproven, and our limited operating history makes an evaluation of us and our prospects difficult. We may not achieve profitability or, if we achieve profitability, we might not sustain profitability. See "Risk Factors."

Results of Operations

Comparison of the Quarters Ended March 31, 1998 and 1999

   Revenue

   We did not commence commercial services over ITXC.net until the quarter ended June 30, 1998. Accordingly, we did not have any revenue for terminating calls during the quarter ended March 31, 1998. Our telecommunications revenue for the quarter ended March 31, 1999 of $2.4 million was nearly double the amount of telecommunications revenue that we generated during the eight months of 1998 when ITXC.net was operational.

   We increased our consulting revenue from $300,000 during the quarter ended March 31, 1998 to $600,000 during the quarter ended March 31, 1999, reflecting the accomplishment of various performance requirements under our market trial agreement during each such period. We believe that we have now satisfied all of the performance requirements under our market trial agreement and that our anticipated consulting revenue of $300,000 for the quarter ending June 30, 1999 will represent the final revenue under that agreement. We do not expect to earn significant consulting revenue in subsequent periods.

   Operating Expenses

   Data Communications and Telecommunications Expenses. We did not incur data communications and telecommunications expenses until we began providing service over ITXC.net in April 1998. Accordingly, we did not incur any such expenses during the quarter ended March 31, 1998. During the quarter ended March 31, 1999, such expenses amounted to $2.5 million, compared to telecommunications revenue of $2.4 million. The ratio of such expenses to telecommunication revenue reflects our early stage of operations: we have not yet reached a point where significant economies of scale can be realized from an increased volume of traffic.

   Cost of Consulting Revenue. We did not incur any material expenses under our market trial agreement during any of the periods described in this prospectus. During the quarter ended March 31, 1998, such costs represented 10% of consulting revenue.

   Network Operations Expenses. Network operations expenses increased from $167,000 during the quarter ended March 31, 1998 to $546,000 during the quarter ended March 31, 1999. Expenses during the earlier quarter were incurred in preparing for the implementation of our WWeXchange service in April 1998. During the quarter ended March 31, 1999, such expenses reflected the cost of operating our 24-hours-a-day, 7 days-a-week network operations center and represented 22.5% of telecommunications revenue.

   Sales and Marketing Expenses. Sales and marketing expenses increased from $375,000 during the quarter ended March 31, 1998 to $1.0 million during the quarter ended March 31, 1999. This increase primarily represents personnel costs associated with the hiring of additional sales and marketing employees and commissions paid on the telecommunications revenue that we generated during the quarter ended March 31, 1999.

   Development Expenses. Development expenses increased from $54,000 during the quarter ended March 31, 1998 to $183,000 during the quarter ended March 31, 1999, reflecting the costs of additional personnel and consultants for development tasks.

   General and Administrative Expenses. Our general and administrative expenses increased from $287,000 during the quarter ended March 31, 1998 to $1.4 million during the quarter ended March 31, 1999. These increases were primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from the growth in our business and facilities, as well as an increase in the number of general and administrative personnel hired to support our growth.

   Non-cash Employee Compensation Expenses. Non-cash employee compensation expense amounted to $104,000 during the quarter ended March 31, 1999 representing amortization of deferred compensation incurred in connection with the grant of options at exercise prices less than fair value. There was no non-cash employee compensation expense during the quarter ended March 31, 1998.

   Interest Income, Net

   Our interest income, net principally represents income from our cash and investments which, in turn, were derived from capital contributions made by our investors. In addition to the initial capital invested near the inception of our business, we raised net proceeds of $9.9 million and $14.9 million from a group of investors in transactions completed during April 1998 and February 1999, respectively. See "Certain Transactions." The interest generated from these capital contributions exceeded the interest that we paid on our line of credit by $41,000 during the quarter ended March 31, 1999. We had no such income or expense during the quarter ended March 31, 1998.

   Loss From Operations

   We incurred operating losses of $631,000 and $3.0 million during the quarters ended March 31, 1998 and 1999, respectively. We do not consider these amounts to be comparable, since the first amount reflects operations prior to the introduction of services over our network, while the latter figure reflects our active operation of our network. We anticipate that we will incur additional operating and net losses for the foreseeable future.

   Comparison of the Inception Period from July 21, 1997 to December 31, 1997 and the Year Ended December 31, 1998

   Revenue

   We did not have any revenue for terminating calls during the inception period. Our telecommunications revenue for the year ended December 31, 1998, reflecting operations from April 1998 to year-end, was $1.2 million.

   Our consulting revenue declined from $500,000 during the inception period to $300,000 during the year ended December 31, 1998, reflecting the timing of the performance thresholds under our market trial agreement. We do not expect to earn substantial consulting revenue in subsequent periods.

   Operating Expenses

   Data Communications and Telecommunications Expenses. We did not incur any data communications and telecommunications expenses during the inception period. During the year ended December 31, 1998, such expenses amounted to $2.0 million, as compared to telecommunications revenue of $1.2 million during that period. During the initial period of operations, it was necessary for us to rely upon the circuit-switched and private data networks more than we currently do, since we had fewer affiliates at that juncture. We also had not reached a point where significant economies of scale could be realized.

   Cost of Consulting Revenue. The cost of consulting revenue amounted to $192,000 during the year ended December 31, 1998 which represented 64% of consulting revenue. We did not incur any such expenses during the inception period.

   Network Operations Expenses. We did not incur any network operations expenses during the inception period. During the year ended December 31, 1998, such expenses amounted to $1.3 million, which exceeded our telecommunications revenue during that period. Network operations expenses are not proportional to the volume of our traffic; regardless of our volume, we were required to pay the salaries and related costs associated with operating our network operations center.

   Sales and Marketing Expenses. Sales and marketing expenses increased from $349,000 during the inception period to $2.5 million during the year ended December 31, 1998. This increase reflects enhanced sales and marketing efforts that we undertook once our network was operating, a growth in our sales and marketing staffs and commissions paid on the telecommunications revenue that we generated during the year ended December 31, 1998.

   Development Expenses. We did not incur development expenses during the inception period. We recorded $594,000 of such expenses during the year ended December 31, 1998, reflecting our hiring of employees and engaging of consultants for development tasks.

   General and Administrative Expenses. Our general and administrative expenses increased from $352,000 during the inception period to $2.0 million during the year ended December 31, 1998. These increases were primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from the growth in our business and facilities, as well as from a substantial increase in the number of general and administrative personnel hired to support our growth.

   Non-cash Employee Compensation Expenses. We did not incur any non-cash employee compensation expenses during the inception period or the year ended December 31, 1998.

   Interest Income, Net

   The interest generated primarily from our April 1998 private placement exceeded by $181,000 the interest that we paid on our line of credit during the year ended December 31, 1998. Our interest income was minimal, and we paid no interest, during the period from inception through December 31, 1997.

   Loss From Operations

   We incurred operating losses of $206,000 and $7.5 million during the inception period and the year ended December 31, 1998, respectively. We do not consider these amounts to be comparable, since the first amount reflects operations prior to the introduction of services over our network, while the latter figure reflects our active operation of our network during our initial period of operations. We anticipate that we will incur additional operating and net losses for the foreseeable future. See "Risk Factors."

Liquidity and Capital Resources

   Since our inception in July 1997, we have financed our operations primarily through the private placement of our capital stock and, to a lesser extent, through equipment financing. As of March 31, 1999, we had $16.7 million in cash, cash equivalents and short-term investments.

   Net cash provided by financing activities was $0.5 million for the inception period in 1997, $11.0 million for the year ended December 31, 1998 and $15.4 million for the quarter ended March 31, 1999 and was primarily attributable to net proceeds from the issuance of our capital stock.

   Net cash provided by operating activities was negligible for the inception period. Net cash used in operating activities amounted to $5.3 million for the year ended December 31, 1998 and $1.4 million for the quarter ended March 31, 1999. Cash used in operating activities in both of these periods was primarily the result of net operating losses and increased accounts receivable, partially offset by increases in accounts payable and accrued expenses.

   Net cash used in investing activities was negligible for the inception period in 1997, $2.3 million for the year ended December 31, 1998 and $1.5 million for the quarter ended March 31, 1999. Cash used in investing activities in each period was primarily related to purchases of property and equipment.

   As of March 31, 1999, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel, including the deployment of additional networks hubs and SNARCs.

   In August 1998, we arranged a revolving line of credit with a financial institution which provides for maximum borrowings of $5.0 million, of which $4.0 million may be borrowed under an equipment line of credit for the purchase of certain capital equipment. This credit agreement is collateralized by substantially all of our assets. The revolving line of credit has a one year term that expires in August 1999. The equipment sub-line of credit expires three years after the final draw down, which may be taken through June 30, 1999. As of March 31, 1999, the amount outstanding under the credit agreement was $1.7 million. The credit agreement includes a mandatory repayment clause requiring that we repay the balance outstanding in the event we consummate an initial public offering of our securities with net proceeds of at least $20 million. We intend to repay the entire amount outstanding under this credit agreement with a portion of the proceeds of the offerings.

   Accrued interest under the revolving line of credit is due in monthly installments through August 1999. Accrued interest under the equipment sub-line of credit is due monthly until the principal amount is repaid three years after the final draw down. Borrowings under the revolving line of credit bear interest at a rate per annum equal to the higher of our lender's published prime rate plus 0.5% and the weighted average federal funds rate available to our lender plus 1.5%. Borrowings under the equipment sub-line of credit bear interest at a rate per annum equal to the higher of our lender's published prime rate plus 0.75% and the weighted average federal funds rate available to our lender plus 2.0%. Amounts outstanding under the credit agreement not paid when due will bear interest at a default rate equal to 3.0% above the rates otherwise applicable to the loans made to us. As of December 31, 1998, we were in violation of one financial covenant under the credit agreement, but we have obtained a letter from our lender waiving the violation at that date. We paid our lender at a one-time facility fee of $25,000 in August 1998.

   We have received a commitment letter from our lender to increase our line of credit to $10,000,000 upon the closing of our offerings.

   In connection with the formation of our South American joint venture, ITXC Comunicacoes Ltda., we entered into a buyout agreement with the other parties to the joint venture. That agreement provides us with certain rights to purchase the interests of the other parties (a call), and provides the other parties with certain rights to cause us to purchase their interests (a put), each in a number of specific circumstances. Our offerings constitute one of these circumstances. The other parties have waived their rights to cause us to purchase their interests in the joint venture as a result of our offerings. We maintain the right to purchase their interests in the joint venture should we desire to do so shortly after the closing of the offerings. If we elect to purchase their interests, we will be required to pay a purchase price based on a formula that cannot be calculated until we know the joint venture's revenue and gross profits for the six months ended August 31, 1999. We are under no obligation to exercise our call right in connection with the offerings. If we do exercise our call right, the other parties to the joint venture agreement will be able to elect to be paid in cash or in our common stock valued at the initial public offering price.

   If we do not elect to exercise our call rights in connection with the offerings, each of the parties will again have its put and call rights in the event that:

  .  we reach an impasse with our joint venture partners;

  .  we are acquired or enter into certain other business combinations;

  . ITXC Comunicacoes Ltda. fails to meet certain performance thresholds in five South American countries; or

  .  we fail to meet certain performance thresholds in the same countries.

If any of these triggers occur, we will have the right to purchase the interests of our joint venture partners and our partners will have the opportunity to exercise their put rights. The purchase price in these circumstances will either be based upon a formula price, in the case of an acquisition or other business combination, or an appraisal of the joint venture's fair market value in all other instances. Under the formula approach, the joint venture will be valued at a percentage of ITXC's value comparable to the percentage that the revenues of ITXC Comunicacoes Ltda. represent of our revenues, subject to certain contractual adjustments based upon the profitability of the joint venture.

   If our partners exercise their put rights, we will be able to specify whether they receive cash or our common stock. If we exercise our call rights, our partners may elect to receive cash or our common stock. The amount of the purchase price under any of these scenarios could be substantial and, if we exercise a call right and our partners elect to receive cash, the payment of such purchase price could materially adversely impact our liquidity. We cannot assure you that we will have the capital necessary to fund a purchase of joint venture interests that we would otherwise desire to make. See "Risk Factors."

   Our capital requirements depend on numerous factors, including market acceptance of our services, the responses of our competitors, the resources we allocate to ITXC.net and the development of future applications of our technology, our success in marketing and selling our services, and other factors. We have experienced substantial increases in our capital expenditures since our inception, consistent with growth in our operations and staffing, and we anticipate that our capital expenditures will continue to increase in the future. Additionally, we will evaluate possible acquisitions of, or investments in, complementary businesses, technologies or services and plan to expand our sales and marketing programs. We currently believe that our available cash equivalents, combined with the net proceeds from the offerings, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services, to respond to competitive pressures or to acquire or invest in complementary business, technologies or services. Additional funding may not be available on favorable terms or at all. See "Risk Factors."

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance regarding accounting for computer software development or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a significant impact on our financial results.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. As we expensed these costs as incurred, we believe that the adoption of this standard will have no impact on our operating results, financial position or cash flows.

   In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As we do not currently engage in derivatives or hedging transactions, we believe that there will be no current impact to our results of operations, financial position or cash flows upon the adoption of SFAS No. 133.

Year 2000 Compliance

   We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not year 2000 compliant. Our potential areas of exposure include services purchased from third parties, information technology including computers and software, and non-information technology including telephone systems and other equipment used internally. All areas that we believe are important to our operations are being tested and validated for year 2000 compliance. Our hardware and software has been acquired subsequent to July 17, 1997, and hence at a time when manufacturers were well aware of the Year 2000 issue. Since several of our vendors were scheduled to release new versions during the second calendar quarter of 1999, we have deferred certain aspects of our Year 2000 analysis. We intend to complete our year 2000 compliance assessment plan in the third quarter of 1999 and our compliance testing and related documentation by the end of the third quarter of 1999. Until our assessment is completed we will not be able to evaluate whether our systems will need to be revised or replaced, or the cost involved. However, we do not expect this cost to exceed $1.0 million.

   In addition, we are in the process of seeking verification from our key vendors and suppliers that they are year 2000 complaint, or, if they are not presently compliant, to provide a description of their plans to become compliant. To the extent that vendors fail to provide certification that they are year 2000 compliant, we may find it necessary to terminate and seek to replace those relationships.

   We do not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies upon which we are dependent are not year 2000 compliant and fail to operate effectively after the year 2000. We intend to develop a plan for this scenario upon the completion of our compliance assessment plan.

   If our present efforts to address year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with whom we conduct business do not successfully address such issues, our financial condition, operating results and future prospects could be materially adversely affected.

                                  OUR BUSINESS

Overview

   We are a leading global provider of high quality Internet-based voice, fax and voice-enabled services. Our services allow communications users and service providers, such as traditional telephone companies, Internet service providers and data network providers, to capitalize on the convergence of the public Internet and circuit-switched networks. We believe that our scale, reputation for high quality and ability to rapidly implement new services addresses the substantial opportunities that are resulting from this convergence.

   We have developed and deployed ITXC.net, an actively-managed network overlayed on the public Internet, to deliver high quality voice communications while providing our customers with the cost savings and global reach of the Internet. We believe that the rapid growth of commercial traffic on ITXC.net demonstrates that we have successfully used our proprietary BestValue Routing to address the quality problems which early attempts at Internet telephony have encountered.

   To date, we have concentrated our efforts on rapidly deploying ITXC.net worldwide. We have established ITXC-owned facilities in the U.S. and have arranged call termination and origination services with affiliates throughout the world. We have used our affiliate structure to achieve what we believe is the broadest global network in the Internet telephony marketplace. As of June 10, 1999, we had affiliates in more than 75 international cities operating more than 110 ITXC.net points of presence. On a typical day, we carry voice traffic from over 30 countries to more than 140 countries. By using the Internet for transport and our affiliates' local infrastructure for terminating voice traffic, we have developed a reliable, scalable network at substantially lower capital expense than traditional carrier networks.

   In April 1998, we introduced our WWeXchange service, the first application enabled by ITXC.net. This service provides international call completion to our customers and enables them to offer their own customers phone-to-phone global voice service. We have achieved a high network usage growth rate since commencing our WWeXchange service. The following table sets forth the number of minutes of voice traffic carried over ITXC.net during the past four quarters:

      Quarter ended                                                    Minutes
      -------------                                                   ----------
      June 30, 1998..................................................     46,700
      September 30, 1998.............................................    643,700
      December 31, 1998..............................................  4,087,100
      March 31, 1999................................................. 11,076,600

In addition, we carried 4,993,100 and 7,620,400 minutes over ITXC.net during April 1999 and May 1999, respectively.

   We have recently introduced a new proprietary device called a SNARC, which we believe will facilitate the use of our network by our customers. These devices allow our customers to access our network directly from their premises, avoiding the costs of dedicated connections to network hubs and improving the economics of our services to them. We believe that SNARCs will strengthen our customers' relationships with us and position us to deploy enhanced services.

   In addition to our WWeXchange service, we intend to introduce more advanced communications applications enabled by ITXC.net. We expect that these services will allow our customers to offer additional voice-enabled Internet-based products to their customers. Examples of services we may introduce include:

  .  enhanced phone-to-phone services;

  . personal computer-to-phone service and phone-to-personal computer service;

  . device-to-phone service and phone-to-device service, including devices such as personal digital assistants;

  .  voice-enhanced e-commerce;

  .  unified messaging, combining voice, fax and e-mail communications; and

  . single telephone number service, in which a single billing and "reach me" number follows the subscriber.

Industry Overview

   Convergence of Global Telecommunications and Data Services

   The global telecommunications industry has grown at a rapid rate over the last decade, driven by domestic and international deregulation, technological development, network deployment and the globalization of business. The number of communications service providers has also been increasing as a result of competition fostered by domestic and international deregulation. These factors have contributed to a substantial decrease in the cost of telephony services delivered over circuit-switched networks. This decrease in price, however, has been offset by an increase in total revenue driven by the growth in demand that low prices have created. Based on country-by-country information provided by the International Telecommunications Union, the total market for worldwide telecommunications was approximately $668.2 billion in 1997. According to Insight Research Corporation, an industry research firm, this market is projected to grow to approximately $1.3 trillion by 2003. According to TeleGeography, a market research firm, the total market for international long distance services in 1997 totalled approximately $65.9 billion. TeleGeography also expects international long distance traffic to grow from 94.1 billion minutes in 1998 to 143.2 billion minutes in 2001.

   In addition, over the last decade, the volume of traffic on data networks has grown at an even faster rate. According to TeleGeography, in 1998 data surpassed voice as the dominant traffic for the U.S. long distance market. This growth has been driven by several factors, including technological innovation, high penetration of personal computers and, in particular, by the rapid expansion of the Internet as a global medium for communications, information and commerce. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide will grow from approximately 142 million in 1998 to approximately 399 million in 2002. This increase in data traffic has necessitated additional data network capacity and quality. As a result, businesses have invested billions of dollars in order to meet this need.

   We believe that the combination of increasing demand on circuit-switched networks and the proliferation of data networks, with their enhanced functionality and efficiency, is driving the convergence of voice traffic and data networks, including the Internet. We expect this transfer of traffic to accelerate as corporations and network infrastructure providers attach increasing value to data networks and as the functionality of computers and computing devices, such as personal digital assistants, is enhanced by voice capability.

   Network Infrastructure

   The basic technology of traditional telecommunications is designed for slow mechanical switches. Communications over circuit-switched networks are routed through circuits which must dedicate resources to each call until the call ends, regardless of whether anyone is actually talking on the circuit. This circuit-switching technology incurs a significant cost per call and does not efficiently support the integration of voice with data services.

   Data networks, however, use electronic switching. They are packet-based and do not require a fixed amount of bandwidth to be reserved for each call. This allows multiple voice or voice and data calls to be pooled, resulting in packet networks being able to carry more calls with an equal amount of bandwidth.

   The Emergence of Voice on Data Networks

   Internet telephony consists of both traditional voice and fax services and enhanced voice-enabled services, including the addition of interactive voice capability to Web sites, among others. Internet telephony serves both the extensive market of existing phone users and the expanding market of computer users. We believe data networks provide lower cost than circuit-switched networks and are better suited to deliver future enhanced services to both phone users and computer users.


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

   Telephony based on Internet protocols, or IP telephony, emerged in 1995, with the invention of a personal computer program that allowed the transport of voice communications over the Internet via a microphone connected to a personal computer. Initial sound quality was poor and the service required that both parties to the conversation use personal computers instead of telephones. In 1996, the advent of the gateway for the first time offered anyone with access to a telephone the ability to complete calls on the Internet. A gateway is a computer server which translates voice and voice-related signaling (phone numbers) back and forth between a circuit-switched network and data networks. A gateway therefore facilitates Internet transport of telephone services traditionally carried over a circuit-switched network.

   The Economics of Internet Telephony

   Long distance telephone calls transported over the Internet are less expensive than similar calls carried over circuit-switched networks primarily because the cost of using the Internet is not determined by the distance those calls need to travel. Also, routing calls over the Internet is more cost-effective than routing calls over traditional circuit-switched networks, because the packet-switching technology that enables Internet telephony is more efficient than traditional circuit-switched voice technology. This greater efficiency creates network cost savings that can be passed on to the consumer in the form of lower long distance rates.

   Beyond cost benefits, innovation in the provision of enhanced services is expected to yield increased functionality as well. We believe such enhanced functionality will expand the addressable market for Internet services to include anyone with a telephone. We believe this market is potentially larger than the market for any other existing Internet service which requires a computer for access. Moreover, computer users will benefit from interactive voice being an option in Web browsing and other computer-based communications.

   Limitations of Existing Internet Telephony Solutions

   The growth of Internet telephony has been limited in the past due to perceived poor sound quality caused by technical issues such as delays in packet transmission and bandwidth limitations related to Internet network capacity and local access constraints. However, the continuing addition of data network infrastructure, recent improvements in packet-switching and compression technology, new software algorithms and improved hardware have substantially reduced delays in packet transmissions and the effect of these delays. International Data Corporation projects that Internet telephony revenue will grow rapidly to over $23.4 billion in 2003.

   Several large long distance carriers, including AT&T and Sprint, have announced Internet telephony service offerings. Smaller Internet telephony service providers have also begun to offer low-cost Internet telephony services from personal computers to telephones and from telephones to telephones. Traditional carriers have substantial investments in circuit-switched technology, and therefore have been slow to embrace Internet technology. We believe that these service offerings by large long distance carriers and smaller providers are generally available in limited geographic areas and can only complete calls to a limited number of locations.

   We believe that the infrastructure required for a global network is too expensive for most companies to deploy on their own. This mandates that the network be a combination of gateways owned by different operators. For a network to achieve optimal functionality, however, the gateways need to be interoperable, or able to communicate with one another. As a result, uniform standards for vendors and manufacturers of Internet telephony equipment and software need to be developed.

   In recent years, commercial Web sites have grown in popularity. Efforts to enhance these Web sites with voice enabled e-commerce features such as "click to talk" contact with a customer service agent have been hampered by the early quality problems with voice on the Internet described above.

The ITXC Solution

   We believe that the rapid growth of commercial traffic on ITXC.net demonstrates that we deliver high quality, low cost voice and fax communications over the Internet and are well positioned to deliver enhanced voice-enabled services. The key advantages of our solution include:

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

  . Quality. We believe that we deliver to our customers high quality voice communications over the Internet at competitive pricing. We maintain high quality primarily through our proprietary BestValue Routing technology and techniques, which include ITXC-developed monitoring and analysis software and rapid human response from our 24-hours-a-day, 7-days-a-week network operations center. In addition, we blend the redundancy of the public Internet with our use of multiple termination affiliates in many cities to help assure the reliability and quality of our network. We use dedicated data networks and even circuit-switched networks when data networks are not available to further assure consistent quality.

  . Lower Costs. By using the public Internet, we are able to reach and rapidly deploy many affiliates throughout the world at a substantially lower capital expense than building the dedicated connections that a traditional circuit-switched carrier would require. Also, as a result of our ability to use the public Internet, we believe that we have significantly lower marginal costs than a circuit-switched or a dedicated data network.

  . Interoperability. We have led an effort called iNow! resulting in guidelines for interoperability. As of June 10, 1999, more than 35 Internet telephony vendors had agreed to comply with the iNow! initiative. The VocalTec Communications and Lucent Technologies equipment installed on ITXC.net is already interoperable for voice under a version of iNow! We believe that as a result, we and our affiliates have the only multi-vendor interoperable network in the IP telephony industry. Although we have transferred the iNow! trademark and Web site to an industry standards body, we intend to continue to provide leadership in interoperability of voice over IP services.

  . Global Scale. Our overlay network uses the Internet to provide a global communications medium to voice service providers. ITXC.net is a scalable network--by using the public Internet and our global network of affiliates, we are able to rapidly and easily add capacity when needed. Many of the ITXC-supplied components of our network, such as routers and gateways, are relatively inexpensive, allowing us to add additional capacity without significant capital expenditures. In addition, we believe that we are able to connect new affiliates to ITXC.net in significantly less time than it would take for a circuit-switched carrier or dedicated data network to establish a dedicated connection. For example, we connected eighteen cities in China to ITXC.net within three weeks after we signed an agreement with China Telecom. Moreover, we have a business model of purchasing terminating minutes directly from affiliates and selling call completion to customers and affiliates. This model eliminates the need for complex settlement between carriers which had previously slowed the deployment of a global network.

  . Easy Access. We offer our customers two ways to connect from their switches to ITXC.net: through normal dedicated connections and through SNARCs. SNARCs are specially built devices, which we own and install on our customers' premises in order to eliminate the cost of dedicated connections from their switches to our network hubs. SNARCs allow our customers to benefit from the global termination capabilities of ITXC.net by bringing the advantages of voice over the Internet to the customer's premises.

  . Enhancement of E-commerce Services. Because ITXC.net can deliver high quality voice on the Internet globally, we believe it can become a preferred network for a variety of voice-enabled Web sites and enable us to offer services to e-commerce providers who want to provide their customers with the ability to talk over the Internet while browsing a Web site.

  . Attractive Platform for New Services. Because of our leadership position in establishing interoperability standards and the breadth of our deployed network, developers of new services are bringing products to us for evaluation and possible deployment on ITXC.net.

Our Strategy

   Our goal is to be the leading provider of Internet-based voice, fax and voice-enabled services. In order to achieve this goal we intend to:


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

  .  Exploit Our Network Scale and Early Entrant Status

    As of June 10, 1999, we had aggressively deployed ITXC.net in 36 countries. We believe that with the increasing use of this network, ITXC has developed a reputation in the communications industry for providing high quality voice and fax services over the Internet. In addition, we believe our experience as one of the first providers of Internet-based voice services has placed us at the forefront of developing the proprietary tools and techniques which enable us to offer our service. We intend to continue to enhance and capitalize upon our reputation and experience in the communications industry as we provide voice and fax and introduce voice-enabled services.

  .  Rapidly Expand ITXC.net by Adding Additional Affiliates Worldwide

    We have used our affiliate structure to quickly achieve a global reach for ITXC.net. We believe that this approach allows us to quickly expand and develop a broader network than our competitors. We intend to continue to rapidly add new affiliates worldwide in order to provide our customers with additional termination points.

  .  Capitalize on the Attributes of the Internet

    By overlaying ITXC.net on the public Internet, we believe that we are able to capture significant cost and capital savings. Instead of incurring the capital expense to deploy a global physical network, we are able to carry a substantial portion of our customer's traffic using the existing Internet infrastructure together with our affiliate network. We believe that it would require significantly more capital for a carrier using traditional methods of network deployment to implement a network with the same capacity and global reach as ITXC.net. Additionally, the cost of transporting our traffic is largely not distance sensitive, since we only pay only for the bandwidth we use. We believe these factors enable us to benefit from significant cost savings that are not available to operators of circuit- switched or dedicated data networks.

  .  Establish ITXC.net as the Standard for Quality in Our Industry

    By combining our BestValue Routing approach with our knowledge of gateway and Internet technology, we believe that we have demonstrated that the Internet can be an effective medium for two-way voice and fax communication. By continuing to provide reliable high quality voice and fax service with a global reach, our goal is to be the network of choice for new voice-enabled services.

  .  Bring Internet Voice Capability to Our Customers' Premises

    We are committed to providing our customers with high quality, low cost voice service. SNARCs provide our customers with a voice communications solution that minimizes reliance on circuit-switched networks. By installing SNARCs on customer premises, we can provide our customers with direct access to all of the ITXC.net termination points worldwide without the need for a direct, dedicated connection to one of our network hubs. We believe that, in the future, an extension of our SNARC program will connect our customers' customers directly to the Internet.

  .  Continue to Provide Leadership in Interoperability Initiatives

    We are a founder of the iNow! initiative, which began as a collaboration with Lucent Technologies and VocalTec Communications to establish industry standards for interoperability among Internet voice products and services. We believe that our leadership of the iNow! initiative may further strengthen our position in the industry.

    We believe that the iNow! initiative has already set the industry standard for gateway interoperability. As a result of the iNow! initiative, Lucent Technologies and VocalTec Communications gateways are already interoperable for voice traffic on ITXC.net, thereby providing ITXC and its affiliates with a choice of vendors which other service providers do not have. As of June 10, 1999, more than 35 other vendors of gateways, IP telephony components and other equipment and software had agreed to comply with the iNow! initiative, including 3Com, Alcatel, Ascend, Cisco Systems, Dialogic, ECI Telecom, Motorola, Netrix, Samsung Electronics and Siemens. By leading these efforts among

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

    suppliers, manufacturers, software vendors and carriers, we believe ITXC.net will be positioned to exploit new opportunities in Internet voice services.

  .  Deliver Additional Voice-Enabled Services Over ITXC.net

    We believe that Internet telephony represents only the beginning of the evolution of the Internet as a medium for voice, fax and voice-enabled services. Through enhancements to ITXC.net, we believe that we can provide the network for wide commercial deployment of new voice, fax and voice-enabled services from traditional telephony technology suppliers like Lucent Technologies, new entrants like Cisco Systems, Internet telephony companies like VocalTec Communications and a number of start-ups. We believe that, in the future, the Internet will serve as a platform for voice, fax and voice-enabled services that may be accessed from traditional phones, personal computers and a variety of devices that span the range between telephones and personal computers.

ITXC.net

   ITXC.net allows us to deliver reliable, high quality voice and fax service through an actively-managed network overlayed on the public Internet.

   We have implemented a global communications network by using the public Internet to connect ITXC-owned network hubs in the U.S. and, as of June 10, 1999, more than 200 affiliate-owned gateways in 36 countries. We use ITXC-developed software and skilled network management personnel to help assure the reliability and quality of voice transmission over the Internet. To further enhance the reliability of ITXC.net, we are also able to route and terminate voice traffic through alternate channels.

   The key components of ITXC.net include:

  .  The Public Internet

    ITXC.net routes voice traffic over the public Internet, which allows traditional telephone users to benefit from its cost savings. By using the Internet we are able to reach and rapidly deploy many affiliates throughout the world at what we believe to be significantly lower capital costs than that of building the dedicated connections that a circuit-switched carrier or dedicated data network would require.

  .  Global Network of Affiliates

    We have a global network of independent affiliates that own their own gateways and originate and/or terminate voice traffic over ITXC.net. We have used our affiliate structure to rapidly achieve what we believe to be the broadest global network in the Internet telephony marketplace. As of June 10, 1999, we had affiliates in more than 75 international cities operating more than 110 ITXC.net points of presence in 36 countries. Our affiliates range from small Internet service providers to traditional telephone companies.

  .  BestValue Routing

    Our BestValue Routing approach employs ITXC-developed software and techniques to efficiently and cost-effectively route voice traffic over ITXC.net. We believe that this ability to develop and deploy intelligent routing methods represents a significant competitive advantage. We believe that this approach enables us to provide consistent, reliable quality, since we are able to avoid the majority of Internet congestion points and minimize packet loss and delay.

    We implement our BestValue Routing approach from our 24-hours-a-day, 7-days-a-week network operations center, where we poll our affiliates' gateways periodically to assure their stability, test the quality of Internet connections to the gateways and collect call detail records in near real-time to monitor the quality of calls placed over our network. We use network analysis software to compare monitoring data to predetermined parameters from our database of call detail records. This software generates reports on a per route basis when the measured parameters fail to meet predetermined

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

    standards. Frequent analysis of this information allows us to rapidly correct network problems such as congestion or inoperative gateways.

    Our monitoring and analysis software helps our staff to manage a routing scheme across multiple switches and gateways around the world. Our routing technicians establish predetermined percentages of traffic to be sent to each provider, based both on price and quality. If a particular Internet route or termination provider is not meeting our standards, our staff switches to a better quality route and then resolves the problem. For example, if transport through the public Internet proves to be unreliable on a particular route, we can reroute the traffic through dedicated data on circuit-switched networks to terminate the call in a traditional manner. The use of multiple termination affiliates in many cities in which we operate provides us with numerous termination possibilities to help ensure completed calls with consistent quality.

  .  Multiple Access Points

    As of June 10, 1999, we had two network hubs, one in New York and one in Los Angeles, each consisting of a switch and multiple gateways. Our customers access ITXC.net through dedicated connections from their switches to these network hubs or by using SNARCs located on their premises. SNARCs connect our customers' switches to the Internet and ITXC.net and thereby avoid costly, distance-based circuit-switched dedicated line charges associated with connecting customer switches to our network hubs. As of June 10, 1999, we had installed 15 SNARCs at eight customer sites.

Our Strategic Carrier and Technology Partners

   We believe that our strategic relationships with carrier affiliates are important because they allow us to extend the geographic reach of ITXC.net. We believe that these relationships will lead to a broader origination/termination presence in key areas and allow us to provide service over our own network for more of our customers. We also expect that these relationships will assist us in focusing our development of new voice-enabled services. We currently have strategic carrier relationships with Bell Atlantic, China Telecom and Korea Telecom.

    . Bell Atlantic. Under what we believe to be the first IP telephony agreement for a regional Bell operating company, Bell Atlantic is terminating traffic originated by our affiliates worldwide to provide our customers with high capacity and quality termination on the east coast of the United States.

    . China Telecom. We entered into an agreement and are currently exchanging billable calls with China Telecom, the largest telecommunications service provider in the People's Republic of China, to originate calls from and terminate calls throughout China.

    . Korea Telecom. Korea Telecom, the largest telecommunications service provider in South Korea, uses ITXC.net to complete outbound calls and is terminating calls sent over ITXC.net.

   Because gateways are critical to the infrastructure of ITXC.net, we have strategic relationships with Lucent Technologies and VocalTec Communications, both of which are leading gateway manufacturers. Lucent Technologies has also provided us with vendor financing in connection with the purchase of gateways. VocalTec Communications is an equity investor in ITXC. Additionally, we have worked closely with both companies to develop gateway interoperability standards through our iNow! initiative.

   We expect our strategic relationships to continue and that our relationships with these and other technology partners will help drive the development of new voice, fax and voice-enabled services over ITXC.net.


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

Our Services

   WWeXchange Service

   In April 1998, we introduced our WWeXchange service, the first application enabled by ITXC.net. This service provides international call completion to our customers and enables them to offer their own customers phone-to-phone global voice and fax service. We believe that our WWeXchange service is the first application to allow non-computer users to access the Internet.

   Our WWeXchange service provides our customers with high quality, low cost global long distance service without their having to understand or deploy Internet telephony technology themselves. We believe that the high quality of calls completed using our WWeXchange service allows our customers to use ITXC.net as an alternative to traditional voice traffic networks.

   We believe that our affiliates benefit from our WWeXchange service because they:

    . rapidly obtain a flow of international traffic without incurring significant sales or marketing costs;

    . obtain high quality international long distance for their originated calls at lower rates than through traditional telephony;

    . connect directly to other affiliates while having a single billing relationship with us; and

    . have a global reach without incurring the incremental costs of building and operating multiple facilities.

   SNARCs

   SNARCs are specially built gateways that we place on selected customer premises in order to eliminate the cost of backhaul from customer switches to our switches. Until we launched our SNARC program in April 1999, customers had to bear the expense of running dedicated circuits from their facilities to their suppliers. This is known as "backhaul". Our customers also typically ran circuits from their facilities to our network hubs in New York or Los Angeles. However, the introduction of our SNARC program reduces the expense of backhaul by transporting traffic directly to the Internet and ITXC.net in whatever city the customer is located. We believe that this use of Internet capability to eliminate the expense of backhaul will make us more attractive to customers located away from major telephony hubs. As of June 10, 1999, we had installed 15 SNARCs at eight customer sites.

   Future Voice and Voice-Enabled Services

   We intend to make significant investments to develop and market additional services for use over ITXC.net. We believe that as a result of the convergence of the data and communications networks and the capabilities and size of ITXC.net, we will be able to offer next-generation, voice-enabled services to both new and existing customers. In addition, we believe that ITXC.net's open architecture, combined with the strength and size of our customers, affiliates and strategic relationships, will attract developers of voice and voice-enabled services to our network.

   We may introduce the following voice and voice-enabled services in the future and we may introduce other services not listed. However, we cannot assure you that we will be able to successfully develop or implement these or other services in the future.

    . Enhanced Phone-to-Phone Service: Planned enhancements to our existing WWeXchange service include:

      .  800 and 900 service;

      .  number portability;

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

      .  subscriber authentication;

      .  conferencing services; and

      . subscriber identification through voice prints and voice commands.

    .  Personal Computer-to-Phone Service and Phone-to-Personal Computer
       Service: ITXC.net may be used to terminate calls that originate on personal computers as well as calls that originate on telephones. We believe that ITXC.net has the same advantages of consistent quality, broad coverage and competitive prices for personal computer-originated calls as it does for telephone-originated calls. We believe that subscribers would also be able to specify that they want to receive ordinary telephone calls on a personal computer rather than a standard telephone and ITXC.net would be able to complete these calls.

    . Device-to-Phone Service and Phone-to-Device Service: There are "Internet phone" devices available on the market today that allow owners to make calls over the Internet. While there is no incremental cost for these calls over the cost of Internet access, calls can only be made to others who have Internet phones. We may use ITXC.net to enable the completion of inexpensive calls from these devices, to any telephone. In addition, we believe that other devices, such as personal digital assistants, will become voice-enabled.

    . Unified Messaging Service: We may be able to offer a service over ITXC.net that our customers can use to provide their customers with telephone access to voice messages, e-mail and faxes. In addition, our customers may be able to provide to their customers access to voice mail from personal computers.

    . Voice-enhanced E-commerce: Internet Web sites used both for sales and for customer service are being enhanced by the addition of click-and-call services which allow the viewer to talk through his or her personal computer to an agent, who sees what the user sees, can answer questions and take orders. As with other Internet telephony applications, voice quality has been an obstacle to the wide-spread deployment of "click-n-call" services. We believe that we can use ITXC.net and its capabilities to add consistent quality to voice-enhanced e-commerce.

    . Single Number Service: We believe that ITXC.net will be able to support a product service enabling subscribers to maintain a single, permanent telephone number for all calls regardless of their location. This single number would serve as a billing number when the subscriber is placing calls and as a "reach-me" number for receiving calls. The number could be reassigned to any phone or personal computer. This type of call-forwarding would take advantage of Internet-addressing and ITXC.net to eliminate most of the costs and technical obstacles which have prevented the widespread deployment of such services on circuit-switched networks.

Sales, Marketing and Distribution

   Our sales and marketing goals are to:

    . expand the use of our WWeXchange service by our existing call origination customers and affiliates and further expand our call origination customer base;

    .  expand our terminating affiliate base;

    .  increase the number of carriers that are ITXC affiliates; and

    . establish a market leadership position among providers of voice, fax and voice-enabled services over the Internet.

   We use the reputations and industry relationships cultivated by our senior management and our status as an early entrant to attract affiliates to ITXC.net. We typically meet potential affiliates at Internet voice trade shows and seminars we conduct on Internet telephony. We often meet potential customers through directed sales calls by our sales personnel and at telephony trade shows. We also target strategic affiliates internationally and have made joint sales calls with Lucent Technologies or VocalTec Communications.

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

   We have a dedicated sales force that is supplemented by members of our executive management team. Our salespeople are based regionally within the United States and in Singapore and London, as well as in our corporate office. We also have sales agents located in China and Venezuela. Our senior management focuses on maintaining and cultivating relationships with our customers. We assign our sales representatives specific accounts based on their level of experience, location and the quality of the relationship between the representative and the customer. We compensate our sales staff based in large part on incentive-based goals and measurements. In addition to our marketing and sales staff, we rely on our executive and operations personnel, including the staff of our 24-hours-a-day, 7-days-a-week network operations center, to identify sales opportunities within existing customer accounts and to provide quality customer service.

   We also maintain an Internet Web site which, among other things, provides information to prospective customers and affiliates concerning the technical and other requirements for becoming a part of ITXC.net.

   Our primary marketing and sales support is centralized and directed from our headquarters office in Princeton, New Jersey. We have a full-time staff dedicated to our marketing efforts. The marketing and sales support staff are charged with implementing our marketing strategies, prospecting and producing sales presentation materials and proposals.

New Services Development and Implementation

   Our development team is dedicated to the improvement and enhancement of the monitoring and analysis software tools and Internet management systems we use to ensure BestValue Routing, the enhancement of our management systems, including our billing and customer care software, and the development and implementation of new voice-enabled services. Our future success will depend, in part, on our ability to improve existing technology and develop and/or implement new voice-enabled services that incorporate leading technology.

ITXC Comunicacoes

   We own 49% of ITXC Comunicacoes, a Brazilian limited liability company which owns and operates network hubs in Sao Paolo and Rio de Janiero, Brazil. The remaining 51% is owned by Brazilian telecommunications companies. ITXC Comunicacoes intends to deploy facilities, or cause affiliates to deploy facilities, in other cities in Brazil as well as in Argentina, Paraguay, Chile and Uruguay. We have granted ITXC Comunicacoes the exclusive right to deploy ITXC.net facilities in those regions. All of the voice traffic originated from ITXC Comunicacoes travels over ITXC.net.

Competition

   The long distance telephony market and the Internet telephony market, are highly competitive. There are several large and numerous small competitors, and we expect to face continuing competition for ITXC.net based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in our market include price, quality of service, breadth of geographic presence, customer service, reliability, network capacity and the availability of enhanced communications services. Our competitors include major and emerging telecommunications carriers in the United States and foreign telecommunications carriers.

  .IP and Internet Telephony Service Providers

       During the past several years, a number of companies have introduced services that make Internet telephony or voice services over the Internet available to businesses and consumers. AT&T Global Clearinghouse, GRIC Communications, VIP Calling route traffic to destinations worldwide and compete directly with us. Other internet telephony service providers focus on a retail customer base and may in the future compete with us. These companies may offer the kinds of voice-enabled services we intend to offer in the future. In addition, companies currently in related markets have begun to provide voice over the Internet services or adapt their products to enable voice over the Internet services. These related companies may potentially migrate into the Internet telephony market as direct competitors.

  .Telecommunications Companies and Long Distance Providers

       A number of telecommunications companies, including AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, currently maintain, or plan to maintain, packet switched networks to route the voice traffic of other telecommunications companies. These companies, which tend to be large entities with substantial resources, generally have large budgets available for research and development, and therefore may further enhance the quality and acceptance of the transmission of voice over the Internet.

   Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies, which could hinder our ability to market our Internet-based voice services. We believe that one of our key competitive advantages is our ability to deliver reliable, high quality voice service over the Internet in a cost-effective manner. We cannot assure you, however, that this advantage will enable us to succeed against comparable service offerings from our competitors.

Government Regulation

   Regulation of Internet Telephony

   The use of the Internet to provide telephone service is a recent market development. At present, we are not aware of any domestic, and are only aware of a few foreign laws or regulations, that prohibit voice communications over the Internet.

   United States. We believe that, under United States law, the Internet-related services that we provide constitute information services (as opposed to regulated telecommunications services) and, as such, are not currently actively regulated by the Federal Communications Commission, or FCC, or any state agencies charged with regulating telecommunications carriers. Nevertheless, aspects of our operations may be subject to state or federal regulation, including regulation governing universal service funding, disclosure of confidential communications, copyright and excise tax issues. We cannot assure you that Internet-related services will not be actively regulated in the future. Several efforts have been made in the U.S. to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Increased regulation of the Internet may slow its growth, particularly if other countries also impose regulations. Such regulation may negatively impact the cost of doing business over the Internet and materially adversely affect our business, operating results, financial condition and future prospects.

   In addition, the FCC is currently considering whether to impose surcharges or other common carrier regulations upon certain providers of Internet telephony, primarily those which, unlike us, provide Internet telephony services to end users located within the U.S. While the FCC has presently decided that information service providers, including Internet telephony providers, are not telecommunications carriers, various companies have challenged that decision. Congressional dissatisfaction with FCC conclusions could result in requirements that the FCC impose greater or lesser regulation, which in turn could materially adversely affect our business, financial condition, operating results and future prospects. On April 10, 1998, the FCC issued a report to Congress discussing its implementation of certain universal service provisions contained in 1996 amendments to the Communications Act of 1934. In the report, the FCC indicated that it would examine the question of whether certain forms of phone-to-phone Internet protocol telephony are information services or telecommunications services. (The two are treated differently in several respects, with certain information services being more lightly regulated to a lesser degree.) The FCC noted that it did not have, as of the date of the report, an adequate record on which to make a definitive pronouncement, but that the record suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet protocol telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, the FCC may require providers of Internet telephony services to be subject to traditional common carrier regulation, make universal service contributions, and/or pay access charges. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation which would apply to Internet telephony providers. Any such determinations could materially adversely affect our business, financial condition, operating results and future prospects ITXC to the extent that they negatively affect the cost of doing business over the Internet or otherwise slow the growth of the Internet.

   State regulatory authorities may also retain jurisdiction to regulate the provision of intrastate Internet telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such services. Others could initiate proceedings to do so.

   One of our subsidiaries is subject to regulation by the FCC and the New York Public Service Commission as a result of having been granted authorizations to provide telecommunications services by these entities. Although the certificated entity is currently not providing any regulated telecommunications services, it is possible that the FCC or the New York Public Service Commission could seek to assert jurisdiction over our unregulated operations.

   International. The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect our business, financial condition, operating results and future prospects.

   The European Union regulatory regime, for example, distinguishes between voice telephony services and other telecommunications services. In Services Directive 90/388/EEC, issued in 1990, the European Commission required Member States to allow competition for all telecommunications services except voice telephony and certain other services. The Services Directive was amended in 1996 by Commission Directive 96/19/EC, which required the liberalization of all telecommunications services, including voice telephony, by January 1, 1998. In addition, Directive 96/19/EC held that services other than voice telephony could be subjected to no more than a general authorization or declaration procedure. For purposes of these Directives, "voice telephony" is defined as the commercial provision for the public of the direct transport and switching of speech in real time between public switch network termination points.

   On January 10, 1998, the Commission issued a Communication addressing whether IP telephony was voice telephony and thus subject to regulation by the Member States. Consistent with its earlier directives, the Commission stated that Internet telephony could properly be considered voice telephony, and thus subject to regulation by the Member States, only if all elements of its "voice telephony" definition were met. In this January 1998 Communication, the European Commission concluded that no form of IP telephony currently meets the definition of "voice telephony" subject to Member States' regulation. The European Commission stated that only phone-to-phone communications reasonably could be considered voice telephony and that, at present, even phone-to-phone IP telephony does not meet all elements of its voice telephony definition. Therefore, the European Commission concluded that voice over Internet services cannot "for the time being" be classified as "voice telephony."

   As a result of the European Commission's conclusion, providers of IP telephony should be subjected to no more than a general authorization or declaration requirement by the European Union Member States. (The

Member States of the European Union are: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom.) However, we cannot assure you that more stringent regulatory requirements will not be imposed by individual Member States, since Commission Communications, unlike Directives, are not binding on the Member States. The Member States therefore are not obligated to reach the same conclusions as the Commission on this subject so long as they adhere to the definition of "voice telephony" in the Services Directive. In fact, France is currently conducting an investigation into how IP telephony should be regulated. Moreover, in its January 10, 1998 IP Telephony Communication, the European Commission stated that providers of IP telephony whose services satisfy all elements of the "voice telephony" definition and whose users can dial out to any telephone number can be considered providers of voice telephony and may be regulated as such by the Member States. We cannot assure you that the services provided over ITXC.net will not be deemed voice telephony subject to heightened regulation by one or more EU Member States. Moreover, we cannot assure you that the failure of ITXC or any of our customers or affiliates to obtain any necessary authorizations will not have a material adverse effect on the Company's business, financial condition, operating results and future prospects.

   We are also providing service in countries where regulation of IP Telephony is far more restrictive than in the European Union. Specifically, we have a strategic affiliate relationship with China Telecom to provide IP telephony services in the People's Republic of China. See "--Our Strategic Carrier and Technology Partners." China currently prohibits foreign ownership of telecommunications companies and strictly limits competition in the telecommunications sector. IP telephony is now being provided on an experimental basis in China by China Telecom, Unicom, and Jitong Communications in three non-competing geographic regions. It remains uncertain how IP Telephony will be treated in China once the trial period ends and specifically, whether China Telecom and/or others will be granted more permanent authorization to provide IP telephony in China.

   In addition, as we make our services available in foreign countries, and as we facilitate sales by our customers and affiliates to end users located in foreign countries, such countries may claim that we are required to qualify to do business in the particular foreign country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business as conducted in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could materially adversely affect our business, financial condition, operating results and future prospects, including by subjecting us to taxes and penalties and/or by precluding us from, or limiting us in, enforcing contracts in such jurisdictions.

   Our customers and affiliates may also currently be, or in the future may become, subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, including requirements to obtain authorization, or to cease from conducting their business as conducted in that foreign country. We cannot be certain that our customers and affiliates either are currently in compliance with any such requirements, will be able to comply with any such requirements, and/or will continue in compliance with any such requirements. The failure of our customers and affiliates to comply with such requirements could materially adversely affect our business, financial condition, operating results and future prospects.

   Certain Other Regulation Affecting the Internet

   United States. Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy and taxation. In addition, Congress and other federal entities are considering other legislative and regulatory proposals that would further regulate the Internet. Congress is, for example, currently considering legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy and digital signatures. Various states have adopted and are considering Internet-related legislation. Increased U.S. regulation of the Internet may slow its growth, particularly if other governments follow suit, which may negatively impact the cost of doing business over the Internet and materially adversely affect our business, financial condition, results of operations and future prospects.

   International. The European Union has also enacted several directives relating to the Internet. The European Union has, for example, adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect or transmit information over the Internet from individuals in European Union Member States, and will impose restrictions that are more stringent than current Internet privacy standards in the U.S. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. Although we do not engage in the collection of data for purposes other than routing our services and billing for our services, the directive is quite broad and the European Union privacy standards are stringent. Accordingly, the potential effect on ITXC of development in this area is uncertain.

Proprietary Rights

   Proprietary rights are important to our success and our competitive position. As of June 10, 1999, we had 4 pending applications for trademarks in the U.S. and 13 pending applications for trademarks in other parts of the world. We have also applied for 1 patent in the U.S. for our network monitoring and management techniques. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S., and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws may not be effective to prevent misappropriation of our content, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition, operating results and future prospects. Despite such protection, a third party could, without authorization, copy or otherwise appropriate our proprietary network information. Our agreements with employees and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

   We rely upon license agreements with respect to our use of the software and hardware provided to us by our vendors. Those license agreements may not continue to be available to us on acceptable terms, or at all.

   We have transferred to an independent entity certain intellectual property that we have developed for iNow!

Employees

   As of June 10, 1999, we employed 76 people. None of our employees is subject to any collective-bargaining arrangements, and we consider our relations with our employees to be good.

Properties

   Our principal executive office is located in Princeton, New Jersey, where we lease approximately 14,800 square feet. We have entered into an agreement with our current landlord to lease an addition 7,200 square feet in Princeton, commencing this summer. We have network hubs in New York City and Los Angeles pursuant to co-location arrangements. We have a sales offices in Singapore and we intend to open a sales office in London during 1999. ITXC Comunicacoes has a sales office in Sao Paolo, Brazil. We believe that our existing facilities, including our Princeton expansion, are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

Legal Proceedings

   From time to time, we are involved in various legal proceedings relating to claims arising in the ordinary course of business. We are not a party to any legal proceeding, the adverse outcome of which is expected to have a material adverse effect on our business, financial condition, operating results or future prospects.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors are as follows:

   Name                  Age Position
   ----                  --- --------
                             Chairman of the Board, Chief Executive Officer and
   Tom I. Evslin........  55 President
                             Executive Vice President, Chief Operating Officer
   John G. Musci........  43 and Director
   Edward B. Jordan.....  38 Executive Vice President, Chief Financial Officer,
                             Treasurer, Secretary and Director
   Mary A. Evslin.......  50 Vice President, Marketing and Customer Success
   Bradley E. Miller....  33 Vice President, Operations
   Steven J. Ott........  39 Vice President, Global Sales
                             Vice President and Business Unit Manager,
   Eric G. Weiss........  32 WWeXchange Service
   William P. Collatos..  45 Director(/1/)(/2/)
   Elon A. Ganor........  48 Director(/1/)(/2/)
   Frederick R. Wilson..  37 Director(/1/)(/2/)

--------
(1) Member of our Compensation Committee
(2) Member of our Audit Committee

   Tom I. Evslin, our founder, has been Chairman of the Board, Chief Executive Officer and President since our inception in July 1997. From December 1994 until July 1997, Mr. Evslin was employed by AT&T, where he designed its Internet strategy and launched and ran its ISP, AT&T WorldNet Service. From December 1991 until December 1994, he worked for Microsoft, where he last served as General Manager, Server Applications Division from May 1993. From 1969 to 1991, he was Chairman and Chief Executive Officer of Solutions, Inc., a communications software development company. He is the Chairman of the Policy Committee and a member of the Board of the Voice On The Net (VON) Coalition. He is Mary A. Evslin's husband.

   John G. Musci joined us in February 1999 as Executive Vice President and Chief Operating Officer and as a Director. From June 1998 until February 1999, Mr. Musci served as Senior Vice President of Wholesale Switched Services at Qwest Communications International, an Internet communications company. He held various positions at LCI International, a long distance telecommunications company, including Senior Vice President--Wholesale Switched Services, from 1985 until June 1998, when LCI was acquired by Qwest. Prior to 1985, Mr. Musci held various positions at AT&T Information Systems and Ohio Bell.

   Edward B. Jordan has been an Executive Vice President since February 1999, has served as our Chief Financial Officer, Secretary and Treasurer since he joined us in September 1997 and has served as a Director since April 1998. From September 1997 until February 1999, he was our Vice President, Administration. For ten years prior to joining us, Mr. Jordan was employed by Dialogic Corporation, a manufacturer of computer telephony products, serving first as Controller and then as Chief Financial Officer, Treasurer and Vice President. Prior to joining Dialogic, Mr. Jordan served in the Audit Department of Deloitte & Touche from 1982 to 1986. Mr. Jordan is a certified public accountant.

   Mary A. Evslin has been our Vice President, Marketing and Customer Success since July 1997. From 1993 through July 1997, Ms. Evslin served as a volunteer for The American Red Cross and for various charitable organizations. From 1992 to 1993, Ms. Evslin was employed by Attachmate Corporation, a provider of mainframe connectivity software to businesses, as Manager of Service Marketing. From 1986 to 1992, she served as President of Solutions International, a software marketing company. From 1978 to 1986, Ms. Evslin served as Vice President of Marketing and Sales at Solutions, Inc., a communications software development company. She is Tom I. Evslin's wife.

   Bradley E. Miller joined us as our Vice President, Operations in November 1997. From June 1996 to November 1997, Mr. Miller was Director of Operations at CGX Telecom/CAIS Internet, a tier 1 Internet service provider. From May 1995 until June 1996, Mr. Miller was a Management Information Systems Manager at US Assist, an international travel assistance company. From June 1987 until May 1995, he was the Director of Operations at Donohoe Constructions Company, a construction firm.

   Steven J. Ott has been our Vice President, Global Sales since January 1998. From August 1994 to January 1998, Mr. Ott served as Vice President of Global Sales and Support at Voxware, Inc., a software company providing core audio compression algorithms and applications to technology companies. Prior to August 1994, Mr. Ott served first as a Director and then as Vice President of Corporate Development at Legent Corporation, a software development company.

   Eric G. Weiss joined us in October 1997 as our Business Unit Manager, WWeXchange Service. From May 1998 to present, Mr. Weiss has served as Vice President and Business Unit Manager, WWeXchange Service. From May 1995 to October 1997, he was employed by Dialogic Corporation as a Product Line Manager. From September 1994 until May 1995, Mr. Weiss was the Manager of BCE Ventures, with Bell Canada Enterprises (BCE) Inc., a telecommunications firm. From 1991 until September 1994, he held various management positions with Hewlett Packard Company, a manufacturer of electronic equipment.

   William P. Collatos has been a Director since April 1998. Mr. Collatos is a founding General Partner of Spectrum Equity Investors, L.P., a private equity investment firm which invests in telecommunications, information and media companies. Prior to co-founding Spectrum, Mr. Collatos was a founding General Partner of Media/Communications Partners and a General Partner of TA Associates. Mr. Collatos currently serves on the boards of directors of Jazztel, plc, and Golden Sky Systems, Inc. and serves on the board of directors of Galaxy Telecom GP, the general partner of Galaxy Telecom, LP.

   Elon A. Ganor has been a Director since October 1997. He has served as the Chairman of the Board of VocalTec Communications, Ltd. since 1993. He was CEO of VocalTec between 1993 and 1998.

   Frederick R. Wilson has served as a Director since April 1998. He founded Flatiron Partners, a venture capital firm which primarily invests in Internet-oriented companies, in August 1996. For ten years prior to August 1996, Mr. Wilson worked for Euclid Partners, an early-stage venture capital firm. Mr. Wilson is a director of The Street.com and StarMedia Network.

   Officers who do not have an employment agreement with us, serve at the discretion of our Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

   Upon the closing of the offerings, our Board of Directors will be divided into three classes. Each class will consist, as nearly as possible, of one-third of the whole number of the Board of Directors. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires. Upon election, directors will serve for three years, and will hold office until their successors are elected and qualified. There are currently six members of our Board of Directors. Tom I. Evslin and Frederick R. Wilson are in Class I; their terms will expire in 2000. John G. Musci and Elon A. Ganor are in Class II; their terms will expire in 2001. Edward B. Jordan and William P. Collatos are in Class III; their terms will expire in 2002. We intend to add an additional independent director after the closing of the offerings.

Board Committees

   Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a CEO Committee.

   The Audit Committee consists of Messrs. Collatos, Wilson and Ganor, with Mr. Collatos serving as Chairman. The Audit Committee recommends the firm to be appointed as independent accountants to audit our financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews our year-end operating results with our management and the independent accountants; considers the adequacy of our internal accounting and control procedures; reviews the non-audit services to be performed by the independent accountants, if any; and evaluates the accountants' independence.

   The Compensation Committee consists of Messrs. Collatos, Wilson and Ganor, with Mr. Wilson serving as Chairman. The Compensation Committee reviews, recommends and approves compensation arrangements for executive officers and other senior level employees, and administers certain benefit and compensation plans and arrangements.

   The CEO Committee is composed solely of Mr. Evslin. The CEO Committee grants stock options and determines the basic terms of option grants to certain employees under our Stock Incentive Plan in accordance with the terms set for that plan by our Compensation Committee. Our plan grants the CEO Committee this authority with respect to persons other than directors, specified executive officers, consultants and other individuals identified by the Compensation Committee.

Outside Director Compensation

   We have not yet paid any compensation to non-employee directors. We anticipate that in the future, non-employee directors may receive annual fees, meeting fees and periodic option grants.

                             EXECUTIVE COMPENSATION

   The following table sets forth the total cash and non-cash compensation that we paid or accrued during the year ended December 31, 1998 with respect to our Chief Executive Officer and our four other most highly compensated executive officers. The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. We have also described below other compensation these individuals receive under employment agreements and our 1998 Stock Incentive Plan. Mr. Musci, our chief operating officer, joined us in February 1999. His base salary for 1999 is $200,000.

                           Summary Compensation Table

                                Annual Compensation        Long Term Compensation
                                --------------------       ----------------------
                                                            Number of Securities
                                                                 Underlying
                                                                Options/SARs
 Name and  Principal Position   Salary($)  Bonus($)                 (#)
 ----------------------------   ---------- ---------       ----------------------
 Tom I. Evslin................     232,308   150,000(/1/)             --
  Chairman of the Board, Pres-
   ident and Chief Executive
   Officer

 Edward B. Jordan.............     120,192       --                   --
  Executive Vice President and
   Chief Financial Officer
 Mary A. Evslin...............     107,788       --                   --
  Vice President, Marketing
   and Customer Success
 Steven J. Ott................      96,153    32,924(/2/)         175,000
  Vice President, Global Sales
 Bradley E. Miller............     119,134       --                   --
  Vice President, Operations

--------
(1) Earned in 1998, but not paid until 1999.
(2) Consists of commissions earned by Mr. Ott in 1998.

                           Options/SAR Grants in 1998

                                                                                 Potential Realizable
                                                                                   Value at Assumed
                                                                                Annual Rates of Stock
                                                                                Price Appreciation for
                                          Individual Grants                          Option Term
                         ------------------------------------------------------ ----------------------
                          Number of       % of total
                          Securities     Options/SARs
                          Underlying      Granted to  Exercise Price
                         Options/SARs    Employees in   Per Share    Expiration
          Name           Granted (#)         1998         ($/Sh)        Date      5% ($)     10% ($)
          ----           ------------    ------------ -------------- ---------- ---------- -----------
Tom I. Evslin...........       --             --            --            --           --          --
Edward B. Jordan........       --             --            --            --           --          --
Mary A. Evslin..........       --             --            --            --           --          --
Steven J. Ott...........   175,000(/1/)      11.6          0.60        1/7/08       66,034     167,343
Bradley E. Miller.......       --             --            --            --           --          --

--------
(1) These options were granted to Mr. Ott during 1998 under our 1998 Stock Incentive Plan.

                    Aggregated Option/SAR Exercises in 1998
                         and Year-end Option/SAR Values

                           Number of Securities
                          Underlying Unexercised    Value of Unexercised In-
                              Options/SARs at        the-Money Options/SARs
                           December 31, 1998 (#)   at December 31, 1998 ($)(1)
                         ------------------------- --------------------------------
Name                     Exercisable Unexercisable Exercisable       Unexercisable
----                     ----------- ------------- -------------     --------------
Tom I. Evslin...........       --           --
Edward B. Jordan........   100,000      200,000
Mary A. Evslin..........    33,334       66,666
Steven J. Ott...........       --       175,000
Bradley E. Miller.......    33,334       66,666

--------
(1) Based upon an assumed value at December 31, 1998 of $   per share,
    representing the midpoint of the estimated price range.

   Between January 1, 1999 and June 10, 1999, we granted options to purchase 15,000 shares of common stock to Tom I. Evslin, options to purchase 750,000 shares of common stock to John G. Musci, options to purchase 200,000 shares of common stock to Edward B. Jordan, options to purchase 25,000 shares of common stock to Mary A. Evslin, options to purchase 40,000 shares of common stock to Steven J. Ott, and options to purchase 25,000 shares of common stock to Bradley
E. Miller under our 1998 Stock Incentive Plan. Of the options granted to Mr. Ott, options covering 25,000 shares were granted pursuant to the terms of his offer of employment.

   None of the executive officers named in the table above exercised any stock options during 1998. Between January 1, 1999 and June 10, 1999, Edward B. Jordan exercised options to purchase 100,000 shares of common stock, Mary A. Evslin exercised options to purchase 33,334 shares of common stock, and Steven
J. Ott exercised options to purchase 58,334 shares of common stock.

Employment Agreements

   Tom I. Evslin. We have entered into an employment agreement with Tom I. Evslin, our Chairman, President and Chief Executive Officer. The agreement expires on March 31, 2000. Pursuant to his agreement, Mr. Evslin is entitled to receive a base salary of $250,000 and annual bonuses which, in 1999, can amount to 100% of base salary less $75,000 and thereafter can amount to 100% of base salary. The actual amount of bonuses paid or to be paid is determined by our Compensation Committee and is contingent upon ITXC's achieving certain performance objectives before the start of the year in which the bonus is to be paid. Mr. Evslin is eligible to receive an additional bonus under our 1999 Cash Incentive Plan. If Mr. Evslin's employment with us is terminated by us without cause, or by Mr. Evslin for good reason, Mr. Evslin is entitled to receive his salary and other benefits for a period of one year, as well as a pro rata portion of his annual bonus for the year in which the termination occurs. If Mr. Evslin's employment is terminated for any other reason, our obligation to pay any further compensation or benefits ends. Mr. Evslin's employment agreement also prohibits him from being employed by a competing business for a period of two years if his employment is terminated by us for cause or by him without good reason or for a period of one year if his employment is terminated for any other reason, including expiration of the term of his employment agreement. Under his employment agreement, Mr. Evslin is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

   John G. Musci. We have also entered into an employment agreement with John
G. Musci, our Executive Vice President and Chief Operating Officer. The term of Mr. Musci's employment agreement began on February 8, 1999 and expires on February 7, 2001. Pursuant to his employment agreement, Mr. Musci is entitled to receive an annual base salary of not less than $200,000 and, for 1999, a bonus not to exceed 200% of his annual base salary, subject to the attainment of certain objectives as established by our Board of Directors; provided, however, that Mr. Musci is entitled to receive a bonus of $75,000 for the six month period ending July 31, 1999. For the calendar year 2000 and thereafter, he is eligible to receive a cash bonus under our Cash Incentive Plan. Mr. Musci is also entitled to receive up to $100,000 in relocation expenses. Pursuant to his employment agreement, Mr. Musci received non-qualified options covering 750,000 shares of ITXC common stock at an exercise price of $1.25 per share under our Stock Incentive Plan. Under his employment agreement, if Mr. Musci is terminated for cause or any reason other than constructive termination or wrongful termination, he is entitled to receive accrued base salary, bonus and other benefits and forfeits any unvested options. If Mr. Musci is terminated by reason of a constructive termination or wrongful termination, in addition to any accrued base salary, bonus and other benefits, Mr. Musci is entitled to receive as severance a lump sum payment in cash equal to his current salary as of the date of termination for a period equal to the greater of the remainder of the then current term or six months, certain additional benefits and an acceleration of the vesting period for any of his options that have not vested as of the date of the termination. Upon expiration of the term of his employment, Mr. Musci is entitled to receive as severance his base salary compensation in effect at the time of the termination for a period of six months, any accrued base salary, bonus and other benefits and forfeits any unvested options. Mr. Musci's employment agreement prohibits him from becoming associated with any competing business for the applicable severance period in the case of a company wrongful termination or expiration of his term of employment or for six months in the case of his termination for any other reason. Under his employment agreement, Mr. Musci is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

Compensation Committee Interlocks and Insider Participation

   During 1998, our Compensation Committee consisted of Messrs. Evslin, Ganor and Wilson. Mr. Evslin is our Chairman of the Board, President and Chief Executive Officer and, until June 1999, served on the Board of Directors and Compensation Committee of VocalTec Communications. Mr. Ganor is the Chairman of the Board of VocalTec Communications. Other than Mr. Evslin, none of the members of the Compensation Committee served as an officer or employee of ITXC or any of its subsidiaries during fiscal 1998.

   In October 1997, we entered into an agreement with VocalTec Communications pursuant to which:

  .  we issued to VocalTec Communications:

    .  900,000 shares of common stock;

    .  278,000 shares of Series A convertible preferred stock;

    . warrants to purchase 122,000 shares of Series A convertible preferred stock; and

    . warrants to purchase 600,000 shares of common stock, the exercisability of which was conditioned, in part, upon our use of the credit described below.

  . we received from VocalTec Communications $500,000 in cash and the rights to certain information regarding VocalTec Communications' business; and

  . we received a credit entitling us to purchase $1.0 million of VocalTec Communications' equipment.

  In April 1998:

  . VocalTec's shares of Series A convertible preferred stock were converted into a total of 278,000 shares of our common stock; and

  . VocalTec's preferred stock warrant was converted into a warrant to purchase a total of 122,000 shares of our common stock.

   We have assumed that VocalTec Communications will exercise all of its warrants prior to the closing of the offerings. The exercise price is $.001 per share, representing the par value.

   VocalTec Communications also acquired 668,622 shares of our Series B convertible preferred stock and 215,332 shares of our Series C convertible preferred stock as part of our April 1998 and February 1999 private placements. See "Certain Transactions--ITXC Equity Financings."

   We also have an ongoing business relationship with VocalTec Communications. From inception through March 31, 1999, we purchased $1.0 million of hardware and software from VocalTec Communications. We offset the purchase price of these products against the $1.0 million credit that we received in connection with our 1997 agreement with VocalTec Communications.

1998 Incentive Stock Option Plan

   Our 1998 Stock Incentive Plan was adopted by our Board of Directors on February 17, 1998 and by our shareholders on April 2, 1998. Under the Plan, incentive stock options and non-qualified stock options to purchase shares of our common stock may be granted to directors, certain executive officers, any consultant and any other "selected person" (as determined by the Compensation Committee) upon approval of our Compensation Committee and to any part-time or full-time employee or officer who is not a "selected person" upon approval of our Chief Executive Officer. On February 17, 1999, the Board approved an amendment to our Plan to increase to 3,350,000 the number of shares reserved for issuance under the 1998 Incentive Stock Option Plan. As of June 10, 1999, stock options covering 546,125 shares were available for grant under the Plan, and stock options to purchase 2,574,872 shares were outstanding with a weighted average exercise price of $1.97 per share. As of June 10, 1999, ITXC had not granted any incentive stock options. The per share exercise price for options granted under the Plan will equal the fair market value of the underlying common stock on the date of grant. The option price for shares purchased through the exercise of an option is payable in cash or, at the discretion of our Chief Executive Officer or Compensation Committee, in common stock or a combination of both. Our Chief Executive Officer or Compensation Committee determines the initial vesting period and the expiration date(s) of each option at the time that it is granted.

   Under the Plan, we may also issue, stock appreciation rights, either alone or in connection with options, restricted stock awards and performance awards. As of June 10, 1999, we had not issued any such stock appreciation rights.

   The Plan provides that in the event of a change in control, all options outstanding on that date will be immediately and fully exercisable upon termination of an option holder's employment or service for certain specified reasons within twelve months following a change in control. In addition, under certain circumstances upon such specified termination, an option holder may be permitted to exchange any unexercised options for a cash payment.

   The Plan provides for options to terminate within specified periods of time after employment is terminated, depending upon the reason for termination. If an option holder's employment is terminated for cause, his or her options will terminate immediately upon termination of employment. Unless otherwise provided by the Compensation Committee or the Board of Directors, options are not transferable by the option holder and can be exercised only by the option holder during his or her lifetime or upon the option holder's death only by the personal representative of his or her estate. The Plan may be amended or terminated by the Board at any time; provided, that no such action may adversely affect any outstanding options without the consent of the applicable option holder.

   The grant of a non-qualified option has no tax consequences to us or to the option holder. Upon exercise of a non-qualified option, the option holder will recognize taxable ordinary income equal to the excess of the fair market value on the date of the exercise of the shares of common stock acquired over the exercise price of the non-qualified option, and that amount will be deductible by us for federal income tax purposes. The option holder will, upon a later sale of shares, recognize short term or long term capital gain or loss, depending on the holding period of the shares, but we will not be entitled to an additional tax deduction.

1999 Cash Incentive Plan

   We designed our 1999 Cash Incentive Plan to encourage and reward our employees for their contributions to our performance. All of our employees, except salespeople, are eligible to participate in this plan. Employees who are eligible receive quarterly and annual bonuses calculated according to a formula which takes into account an individual performance factor and a company performance factor. This bonus is calculated each quarter and at the end of each year. A total of 50% of the potential bonus is paid out quarterly and 50% is paid out annually.

                              CERTAIN TRANSACTIONS

   For a description of our relationship with VocalTec Communications, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

Loans from Senior Management

   Between February 9, 1998 and April 22, 1998, we borrowed an aggregate of $550,000 from Tom I. Evslin, our Chairman of the Board, Chief Executive Officer and President, and $200,000 from Edward B. Jordan, our Executive Vice President and Chief Financial Officer, pursuant to a series of demand notes. Those notes bore interest at a rate of 10% per year. On April 27, 1998, each of those notes was canceled and we paid accrued interest to Mr. Evslin and Mr. Jordan in the amounts of $5,761.64 and $931.51, respectively. In consideration for canceling those notes, Mr. Evslin and Mr. Jordan received 322,581 and 117,302 shares of Series B convertible preferred stock, respectively, and warrants to purchase 322,581 and 117,302 shares of common stock, respectively.

ITXC Equity Financings

   In April 1998, we sold to a limited group of investors a total of 5,865,104 shares of our Series B convertible preferred stock at a purchase price of $1.705 per share. The following table sets forth the names of those investors who, either directly or through an affiliate, are presently directors, officers or five percent stockholders of ITXC, the number of shares of Series B convertible preferred stock that such investors acquired and the aggregate purchase price paid by such investors.

                                                               Shares     Total
 Investor                 Principal Relationship to ITXC      Purchased Price ($)
 --------                 ------------------------------      --------- ---------
 Chase Venture Capital
  Associates, L.P........ See "Principal Stockholders."       1,361,290 2,321,000

 Intel Corporation....... See "Principal Stockholders."       1,173,021 2,000,000

 Spectrum Equity
  Investors II, L.P. and  Spectrum Equity Investors II, LLP   1,173,021 2,000,000
  SEA 1998 II, L.P....... is one of our principal
                          shareholders. William P.
                          Collatos, the managing general
                          partner of Spectrum Equity
                          Investors II, L.P. and an
                          affiliate of SEA 1998 II, L.P.,
                          is one of our directors.

 DS Polaris, Ltd.,
  Polaris Fund II (Tax
  Exempt Investors), LLC,
  Polaris Fund II, LLC,
  Polaris Fund II, L.P.,
  DS Polaris Trust
  Company (foreign
  residents) (1997), Ltd.
  and Canada--Israel
  Opportunity Fund LP.... See "Principal Stockholders."         753,079 1,284,000

 VocalTec                 VocalTec Communications is one of     668,622 1,140,000
  Communications......... our principal stockholders. Elon
                          A. Ganor, the Chairman of the
                          Board of VocalTec, is one of our
                          directors.

 Tom I. Evslin and Mary   Chairman of the Board, Chief          322,581   550,000
  A. Evslin.............. Executive Officer and President;
                          and Vice President, Marketing and
                          Customer Success

 The fl@tiron Fund LLC... Frederick R. Wilson, the manager      296,188   505,000
                          of The fl@tiron Fund LLC, is one
                          of our directors.

 Edward B. Jordan........ Executive Vice President and          117,302   200,000
                          Chief Financial Officer

   As part of that financing, we entered into various agreements with our investors, including a stockholders' agreement, the principal terms of which will automatically terminate upon the closing of the offerings, and a registration rights agreement.

   In February 1999, we sold to a limited group of investors a total of 3,229,975 shares of our Series C convertible preferred stock at a purchase price of $4.644 per share. The following table sets forth the names of those investors who, either directly or through an affiliate, are presently directors, officers or five percent stockholders of ITXC, the number of shares of Series C convertible preferred stock that such investors acquired and the aggregate purchase price paid by such investors.

                                                               Shares     Total
 Investor                 Principal Relationship to ITXC      Purchased Price($)
 --------                 ------------------------------      --------- ---------
 Spectrum Equity
  Investors II, L.P. and  Spectrum Equity Investors II, LLP   1,173,559 5,450,008
  SEA 1998 II, L.P....... is one of our principal
                          shareholders. William P.
                          Collatos, the managing general
                          partner of Spectrum Equity
                          Investors II, L.P. and an
                          affiliate of SEA 1998 II, L.P.,
                          is one of our directors.

 Chase Venture Capital
  Associates, L.P........ See "Principal Stockholders."         870,138 4,040,921

 Intel Corporation....... See "Principal Stockholders."         484,496 2,249,999

 DS Polaris, Ltd.,
  Polaris Fund II (Tax
  Exempt Investors), LLC,
  Polaris Fund II, LLC,
  Polaris Fund II, L.P.,
  DS Polaris Trust
  Company (foreign
  residents) (1997), Ltd.
  and Canada-Israel
  Opportunity Fund
  L.P. .................. See "Principal Stockholders."         263,194 1,222,273

 The Flatiron Fund
  1998/99, LLC and        Frederick R. Wilson, the manager
  Flatiron Associates,    of The Flatiron Fund 1998/99,
  LLC.................... LLC, and Flatiron Associates, LLC
                          is one of our directors.              223,256 1,036,801
 VocalTec                 VocalTec Communications is one of     215,332 1,000,002
  Communications......... our principal stockholders. Elon
                          A. Ganor, the Chairman of the
                          Board of VocalTec, is one of our
                          directors.

   As part of that financing, we entered into various agreements with our investors, including a stockholders' agreement, the principal terms of which will automatically terminate upon the closing of the offerings, and a registration rights agreement.

   At or prior to the closing of the offerings, each share of Series B and Series C convertible preferred stock will automatically convert into one share of ITXC common stock.

Third Amended Registration Rights Agreement

   Each of the current holders of our Series B and Series C convertible preferred stock, Mr. and Mrs. Evslin and Mr. Jordan, and the Company entered into a Third Amended Registration Rights Agreement whereby each stockholder has the right, under certain circumstances and subject to certain conditions, to request that we register under the Securities Act shares of common stock held by them. Subject to certain conditions and exceptions, those stockholders also have the right to require that shares of common stock held by them be included in any registration under the Securities Act commenced by us. Please see "Description of Capital Stock--Registration Rights" for additional information.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 30, 1999 and as adjusted to reflect the sale of our common stock in the offerings, by (i) each person known by us to beneficially own more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the person or persons named have sole voting and investment power. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or warrants exercisable within 60 days of April 30, 1999 are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. The following table assumes the conversion of all shares of our Series B and Series C convertible preferred stock which will automatically convert into common stock upon the closing of the offerings and assumes the exercise by VocalTec Communications of warrants for 722,000 shares of common stock.

                                                                    Percent of Total
                                                              ----------------------------
                                                              Percent Before Percent After
Executive Officers and Directors  Shares Beneficially Owned     Offerings      Offerings
--------------------------------  -------------------------   -------------- -------------
Tom I. Evslin...........                  3,678,496(/1/)(/2/)      25.6
John G. Musci...........                         --(/1/)            --
Edward B. Jordan........                    334,604(/1/)            2.4
Mary A. Evslin..........                  3,678,496(/1/)(/2/)      25.6
Steven J. Ott...........                     58,334(/1/)              *             *
Bradley E. Miller.......                     33,334(/1/)              *             *
Elon A. Ganor...........                  2,783,954(/3/)           19.9
William P. Collatos.....                  2,346,580(/4/)           16.8
Frederick R. Wilson.....                    519,444(/5/)            3.7
All executive officers
 and directors as a
 group
 (10 persons)...........                  9,788,080                66.7
Other Beneficial Owners of 5%
or More of ITXC's Common Stock
------------------------------
VocalTec Communications,
 Ltd....................                  2,783,954(/3/)(/6/)      19.9
Spectrum Equity Invest-
 ors II L.P.............                  2,346,580(/4/)(/7/)      16.8
Chase Venture Capital
 Associates, L.P........                  2,231,428(/8/)           15.9
Intel Corporation.......                  1,657,517(/9/)           11.8
DS Polaris Ltd..........                  1,016,273(/10/)           7.3

--------
* Represents less than one percent.

(1) The table above includes the following number of shares which the following persons may acquire pursuant to options held as of April 30, 1999 and exercisable within 60 days of such date:

    Tom I. Evslin.......................................................  33,334
    John G. Musci.......................................................     --
    Edward B. Jordan.................................................... 100,000
    Mary A. Evslin......................................................  33,334
    Steven J. Ott.......................................................  58,334
    Bradley E. Miller...................................................  33,334
    All executive officers and directors as a group..................... 258,336

   The table above excludes:

    . options covering 15,000 shares of common stock which were granted to Mr. Evslin on June 8, 1999 and which were exercisable as of the date of grant;

    . options covering 250,000 shares of common stock granted to Mr. Musci in February 1999 which will vest on the earliest of the date on which a change in control of his former employer, Quest Communications International, occurs, the seventh anniversary of the date on which the options were granted and such other date as is provided for in our 1998 Stock Incentive Plan;

    . options covering 100,000 shares of common stock granted to Mr. Jordan in February 1999 which will vest upon the consummation of the offerings; and

    . options covering an additional 1,041,664 shares of common stock granted to Mr. Musci, Mr. Jordon and other executive officers on or before April 30, 1999 which will not vest prior to June 29, 1999.

 (2) Tom I. Evslin and Mary A. Evslin are married to each other. Each may be deemed to be the beneficial owner of the other's shares. The table or footnote above reflects, for each of Tom I. Evslin and Mary A. Evslin, the shares of common stock that Mr. Evslin owns, the shares of common stock that Ms. Evslin owns, the shares of common stock that they own jointly and the shares of common stock which each of them may purchase on or before June 29, 1999 upon the exercise of options and warrants. With the exception of shares held as joint tenants, each of Tom I. Evslin and Mary
     A. Evslin disclaim beneficial ownership of the shares owned of record by the other. Their principal business address is 600 College Road East, Princeton, New Jersey 08540.
 (3) This number represents 2,783,954 shares of common stock beneficially owned by VocalTec Communications, Ltd. Mr. Ganor is the Chairman of the Board of VocalTec Communications, Ltd. Mr. Ganor disclaims beneficial ownership of these shares.
 (4) This number represents 2,324,500 shares of common stock beneficially owned by Spectrum Equity Investors II, L.P. and 22,080 shares of common stock beneficially owned by SEA 1998 II, L.P. Mr. Collatos is a managing general partner of Spectrum Equity Investors II, L.P. and an affiliate of SEA 1998 II, L.P. Mr. Collatos disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
 (5) This number represents 296,188 shares of common stock beneficially owned by The fl@tiron Fund LLC, 202,584 shares of common stock beneficially owned by The Flatiron Fund 1998/99, LLC and 20,672 shares of common stock beneficially owned by Flatiron Associates, LLC. Mr. Wilson is a manager of The fl@tiron Fund LLC, The Flatiron Fund 1998/99, LLC and Flatiron Associates, LLC. Mr. Wilson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
 (6) The principal business address of VocalTec Communications is 25 Industrial Parkway, Northvale, New Jersey 07647.
 (7) The principal business address of Spectrum Equity Investors II, L.P. is One International Place, Boston, Massachusetts 02110.
 (8) The principal business address of Chase Venture Capital Associates, L.P. is 380 Madison Avenue, New York, New York 10017.
 (9) The principal business address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California 95052.
(10) This number represents 19,709 shares of common stock beneficially owned by DS Polaris Ltd., 369,464 shares of common stock beneficially owned by Polaris Fund II (Tax Exempt Investors), LLC, 243,846 shares of common stock beneficially owned by Polaris Fund II, LLC, 92,366 shares of common stock beneficially owned by Polaris Fund II, L.P., 217,056 shares of common stock beneficially owned by DS Polaris Trust Company (foreign residents) (1997), Ltd. and 74,832 shares of common stock beneficially owned by Canada-Israel Opportunity Fund L.P. We have been informed that DS Polaris Ltd. is the manager of Polaris Fund II (Tax Exempt Investors) LLC and Polaris Fund II, LLC, the general partner of Polaris Fund II, L.P. and DS Polaris Trust Company (foreign residents) (1997), Ltd. and an affiliate of Canada-Israel Opportunity Fund L.P. The principal business address of DS Polaris Ltd. is 37 Shaun Hamelech Avenue, Tel Aviv, Israel.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary of the terms and provisions of our capital stock is not complete and is qualified in its entirety by reference to our second restated certificate of incorporation, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

   As of June 10, 1999, our authorized capital stock consisted of 22,500,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share. On that date, our outstanding capital stock consisted of 4,419,503 shares of common stock, 5,865,104 shares of Series B convertible preferred stock and 3,229,975 shares of Series C convertible preferred stock. No other shares of any class or series were issued or outstanding as of June 10, 1999. In addition, the following shares of common stock were reserved for issuance on that date:

  . 5,865,104 shares were reserved for issuance upon conversion of our Series B convertible preferred stock;

  . 3,229,975 shares were reserved for issuance upon conversion of our Series C convertible preferred stock;

  . 722,000 shares were reserved for issuance upon the exercise of warrants held by VocalTec Communications at an exercise price of $.001 per share;

  . 439,883 shares were reserved for issuance upon the exercise of warrants held by Tom Evslin and Edward B. Jordan at an exercise price of $1.705 per share;

  . 2,574,872 shares were reserved for issuance upon exercise of outstanding stock options granted under our 1998 Stock Incentive Plan; and

  . 546,125 shares were reserved for issuance upon the exercise of stock options or other benefits which may be granted under our 1998 Stock Incentive Plan.

   Upon the closing of the offerings, each share of Series B convertible preferred stock and Series C convertible preferred stock will be automatically converted into one share of our common stock. Furthermore, we expect that VocalTec Communications will exercise its warrants covering 722,000 shares of our common stock at or before the closing of the offerings, since such warrants would otherwise expire upon the closing of the offerings. Upon the closing of
the offerings, our authorized capital stock will consist of      shares of
common stock, par value $.001 per share, and      shares of preferred stock,
par value $.001 per share, and we will have     shares of common stock
outstanding. Also, in connection with the offerings, we intend to amend and restate our certificate of incorporation and by-laws. The description that follows gives effect to these issuances and the intended amendments.

Common Stock

   Voting Rights. Each holder of shares of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulate votes in the election of directors.

   Dividend Rights. The holders of common stock are entitled to dividends and other distributions if, as and when declared by our Board of Directors out of assets legally available therefor, subject to the rights of any holder of preferred stock. See "Dividend Policy."

   Other Rights. Upon the liquidation, dissolution or winding up of ITXC, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive or other subscription rights to purchase shares of ITXC. No share of our common stock issued in connection with or outstanding prior to the offerings is subject to any further call or assessment.

Preferred Stock

   Our Board of Directors has the authority, without further action by the stockholders, to issue our authorized and unissued shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications relating to each such series. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of the common stock. While we have no present intention to issue shares of preferred stock, any such issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of ITXC.

Registration Rights

   Pursuant to our Third Amended Registration Rights Agreement, certain of our stockholders have the right, under certain circumstances and subject to certain conditions, to request that we register under the Securities Act shares of our common stock held by them. Subject to certain conditions and exceptions, such investors also have the right to require that shares of common stock held by them be included in any registration under the Securities Act commenced by us. No such stockholder has requested to register its shares of common stock in the offerings. The Third Amended Registration Rights Agreement provides that we will pay all expenses in connection with the registrations requested by such stockholders. The registration rights agreement also provides that we will indemnify the stockholders for certain liabilities they may incur under the securities laws.

   In addition, pursuant to the agreement forming our South American joint venture, our joint venture partners have the right, under certain circumstances and subject to certain conditions, to cause us to register under the Securities Act of 1933 up to 25% of the shares of our common stock that they may acquire pursuant to the buy-out provisions of our joint venture agreement.

Certain Change of Control Provisions

   We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock.

   The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ITXC. Our certificate of incorporation will also provide for staggered terms for members of our Board of Directors and will eliminate the right of shareholders to act without a meeting. Additionally, our by-laws will establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. The amendment of any of these provisions would require approval of at least two-thirds of the outstanding common stock.

   The above-mentioned provisions of Delaware law and of our certificate of incorporation and By-laws may have the effect of delaying, deterring or preventing a change in control of ITXC, may discourage bids for the common stock at a premium over the prevailing market price, and may adversely affect the market price, and the voting and other rights of the holders, of the common stock.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock will be     .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon the consummation of the offerings, we will have      shares of common
stock issued and outstanding. All of the     shares of common stock to be sold
in the offerings and any shares sold upon exercise of the underwriters' over-allotment options will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of ITXC as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144. After the completion of the offerings, we will have 14,236,582 shares of common stock outstanding which will be "restricted securities" as that term is defined in Rule 144 and will be subject to certain restrictions on disposition. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. Sales of restricted securities in the public market, or the availability of such shares for sale, could have an adverse effect on the price of the common stock. See "Risk Factors."

   In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an "affiliate" of ITXC, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of ITXC at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations as described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description of that Rule.

   Existing stockholders, including directors and executive officers of ITXC, who, after the offerings, will hold in the aggregate 14,224,082 shares of common stock, have agreed, pursuant to lock-up agreements, that they will not, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of common stock or securities exercisable or exchangeable for common stock or enter into any derivative transaction with similar effect as a sale of common stock.

   Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, Rule 701 will apply to certain stock options granted by us before we became subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of these options (including exercises after the date of the offerings). Securities issued in reliance on Rule 701 are restricted securities and commencing 90 days after we become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, subject to the contractual restrictions described above, may be sold (1) by persons other than affiliates, subject only to the manner of sale provisions set forth in Rule 144, and (2) by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

   Except as indicated above, we are unable to estimate the amount, timing and nature of future sales of outstanding common stock. Prior to the offerings, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of sale will have on the market price of the common stock prevailing at any given time. Nevertheless, sales of significant numbers of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our ability to raise capital through an offering of our equity securities. See "Risk Factors" and "Underwriting."

        CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following summary describes the material United States federal income and estate tax consequences of the ownership of ITXC common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, a "U.S. Holder" means a holder of ITXC common stock that is
(i) a citizen or resident of the United States (or someone treated as a United States citizen or resident individual for United States federal income tax purposes), (ii) a corporation or partnership created or organized (or treated as created or organized for United States federal income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust (X) the administration of which is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A "Non-U.S. Holder" is a holder of ITXC common stock that is not a U.S. Holder.

Dividends

   Dividends paid to a Non-U.S. Holder of ITXC common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied in order for such "effectively connected income" to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   Until January 1, 2001, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under United States Treasury regulations (the "Final Regulations"), a Non-U.S. Holder of ITXC common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 2000, will be required to satisfy applicable certification and other requirements.

   A Non-U.S. Holder of ITXC common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of ITXC common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the ITXC common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) ITXC is or has been a "U.S. real property holding corporation" for United States federal income tax purposes.

   An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

   ITXC believes it is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes. If ITXC is or becomes a U.S. real property holding corporation, so long as the ITXC common stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than five percent of the ITXC common stock will be subject to U.S. federal income tax on the disposition of the ITXC common stock.

   Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them and their beneficial owners.

Federal Estate Tax

   ITXC common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   ITXC must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

   Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the Final Regulations, however, a Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.

   Payment of the proceeds of a sale of ITXC common stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of ITXC common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 2000, a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, the underwriters of the offering in the United States and Canada named below, for whom Lehman Brothers Inc., CIBC World Markets Corp. and First Analysis Securities Corporation are acting as U.S. representatives, and the underwriters of the concurrent offering outside the United States and Canada named below, for whom Lehman Brothers International (Europe), CIBC World Markets International Limited and First Analysis Securities Corporation are acting as international representatives, severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock set forth opposite the name of each underwriter.

                                                                         Number
   U.S. Underwriters                                                    of shares
   -----------------                                                    ---------
     Lehman Brothers Inc...............................................
     CIBC World Markets Corp...........................................
     First Analysis Securities Corporation.............................





                                                                           ---
   Total...............................................................
                                                                           ===
                                                                         Number
   International Underwriters                                           of shares
   --------------------------                                           ---------
     Lehman Brothers International (Europe)............................
     CIBC World Markets International Limited..........................
     First Analysis Securities Corporation.............................





                                                                           ---
   Total...............................................................
                                                                           ===

   We refer to the U.S. underwriters and international underwriters as the underwriters and the U.S. representatives and international representatives as the representatives. The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in the offerings are subject to approval of legal matters by counsel as well as to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares. The offering price and underwriting discounts and commissions per share for the U.S. offering and the international offering are identical. The closing of the U.S. offering is a condition to the closing of the international offering and the closing of the international offering is a condition to the closing of the U.S. offering.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $    per share. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $    per share on sales
to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to      additional shares of our
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with the offerings. To the extent this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial purchase commitment.

   We, our executive officers and directors and, with certain limited exceptions, all of our other existing stockholders have agreed not to do any of the following, whether any transaction described in clause (1), (2) or (3) below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers, on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

  (1) offer, sell, pledge, or otherwise dispose of, or enter into any transaction or device which is designed or could be expected to, result in the disposition by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than any of the following:

    .  the common stock sold under this prospectus; and

    . the common stock to be issued concurrent with the closings upon the mandatory conversion of our outstanding preferred stock; and

    . shares of common stock we issue pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights;

  (2) sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options pursuant to option plans existing on the date hereof; and

  (3) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits of risks or ownership of shares of common stock.

   The U.S. underwriters and the international underwriters have entered into an agreement among U.S. underwriters and international underwriters, pursuant to which each U.S. underwriter has agreed that, as part of the distribution of the shares of common stock offered in the U.S. offering:

  . it is not purchasing any of these shares for the account of anyone other than a U.S. Person (as defined below); and

  . it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any of these shares or distribute any prospectus relating to the U.S. offering to anyone other than a U.S. Person.

   In addition, pursuant to the agreement among U.S. underwriters and international underwriters, each international underwriter has agreed that, as part of the distribution of the shares of common stock offered in the international offering:

  .  it is not purchasing any of the shares for the account of a U.S. Person;
     and

  . it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of these shares or distribute any prospectus relating to the international offering to any U.S. Person.

   The limitations described above do not apply to stabilization transactions or to other transactions specified in the underwriting agreement and the agreement among U.S. underwriters and international underwriters, including

  . some purchases and sales between U.S. underwriters and international underwriters;

  . some offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion;

  . purchases, offers or sales by a U.S. underwriter who is also acting as an international underwriter or by an international underwriter that is also acting as a U.S. underwriter; and

  . other transactions specifically approved by the U.S. representatives and the international representatives.

   As used in this section, the term "U.S. Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source, the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.

   At our request, the underwriters have reserved for sale, at the initial
offering price, up to   shares of common stock offered by this prospectus for
our directors, officers, employees and related persons. The number of shares of common stock available for sale to the public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares which are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   Prior to the offerings, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earnings prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   We have applied to list our common stock on the Nasdaq National Market under the symbol "ITXC".

   Any offer of the shares of common stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any such offer is made.

   Each international underwriter has represented and agreed to all of the following:

  . It has not been offered or sold and, prior to the date six months after the date of issue of the shares of common stock, will not offer or sell any shares of common stock to persons in the United Kingdom by means of any document (other than to persons whose ordinary business it is to buy and sell securities or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of Public Offers of Securities Regulations 1995).

  . It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

  . It has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the shares of common stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon and that it will procure that any purchaser from it of any shares of common stock undertakes to comply with the provisions of this paragraph.

   Pursuant to the agreement among the U.S. underwriters and international underwriters, sales may be made between the U.S. underwriters and the international underwriters of a number of shares of common stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for the shares of common stock being sold by the U.S. underwriters and the international underwriters less an amount equal to the selling concession allocable to those shares of common stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. underwriters and the international underwriters pursuant to the agreement among the U.S. underwriters and the international underwriters, the number of shares of common stock available for sale by the U.S. underwriters or by the international underwriters may be more or less than the amount specified on the cover page of this prospectus.

   In connection with the offerings, Lehman Brothers, on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transaction may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offerings, which creates a syndicate short position. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of our common stock made for the purpose of preventing or retarding a decline in the market price of our common stock while the offerings are in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover of this prospectus.

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

   Certain of the representatives and their affiliates may in the future provide investment banking, financial advisory and other services to us for which these representatives may receive customary fees and commissions.

                                 LEGAL MATTERS

   Certain legal matters relating to the offerings will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey. Certain legal matters relating to the ITXC common stock will be passed upon for the U.S. underwriters and international underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1997 and 1998, and for the period from July 21, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998, as set forth in their report. Our financial statements are included in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the common stock to be sold in the offerings, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

   On the closing of the offerings, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be inspected, without charge, at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected on the Securities and Exchange Commission's Web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................  F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31,
 1999 (Unaudited).........................................................  F-3

Statements of Operations for the period from July 21, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998 and the quarters ended March 31, 1998 and 1999 (Unaudited)...................  F-4

Statements of Stockholders' Equity for the period from July 21, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998 and the quarter ended March 31, 1999 (Unaudited).........................  F-5

Statements of Cash Flows for the period from July 21, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998 and the quarters ended March 31, 1998 and 1999 (Unaudited)...................  F-6

Notes to Financial Statements.............................................  F-7

                        Report of Independent Auditors

Board of Directors and Stockholders
ITXC Corp. and subsidiaries

  We have audited the accompanying consolidated balance sheets of ITXC Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1998 and the period from July 21, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ITXC Corp. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and the period from July 21, 1997 (date of inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Metropark, New Jersey
February 3, 1999, except for paragraphs
9 to 12 of Note 9 as to which the date
is February 24, 1999

                          ITXC CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   Pro forma
                                                                 stockholders'
                                                                    equity
                                 December 31         March 31,     March 31,
                               1997        1998        1999          1999
                             ---------  ----------  -----------  -------------
                                                    (Unaudited)   (Unaudited)
Assets
Current assets:
  Cash and cash
   equivalents.............. $ 497,877  $3,971,237  $16,509,233
  Short-term investments-
   restricted...............        --     200,000      200,000
  Accounts receivable, net
   of allowance of $172,475
   in 1998 and $205,693 in
   1999.....................        --     500,739      769,103
  Prepaid expenses and other
   current assets...........    18,846     121,459      266,692
                             ---------  ----------  -----------
Total current assets........   516,723   4,793,435   17,745,028
Property and equipment,
 net........................   278,420   3,015,529    4,245,508
Deposits....................        --      24,833       24,621
                             ---------  ----------  -----------
Total assets................ $ 795,143  $7,833,797  $22,015,157
                             =========  ==========  ===========
Liabilities, mandatorily
 redeemable convertible
 preferred stock and
 stockholders' equity
 (deficit)
Current liabilities:
  Accounts payable.......... $ 167,261  $  831,275  $ 2,618,290
  Accrued liabilities and
   other current
   liabilities..............   135,000     786,043    1,129,925
  Deferred revenue..........        --     800,000      200,000
  Customer deposits.........        --     142,500      201,914
  Current portion of capital
   lease obligations........        --      76,705       76,705
                             ---------  ----------  -----------
Total current liabilities...   302,261   2,636,523    4,226,828
Equipment note payable......        --   1,200,000    1,723,191
Capital lease obligations,
 less current portion.......        --     160,368      136,509
Commitments and
 contingencies
Series B Redeemable
 Convertible Preferred
 Stock, $.001 par value,
 issued and outstanding,
 none in 1997; 5,865,104
 shares in 1998 and 1999;
 and pro forma none,
 $10,000,000 liquidation
 preference.................        --   9,866,723    9,872,054            --
Series C Redeemable
 Convertible Preferred
 Stock, $.001 par value,
 issued and outstanding,
 none in 1997 and 1998;
 3,229,975 shares in 1999;
 and pro forma none,
 $22,500,000 liquidation
 preference.................        --          --   15,039,699            --
Stockholders' equity
 (deficit):
 Series A Convertible
  Preferred Stock, $.001 par
  value, issued and
  outstanding, 278,000
  shares in 1997; none in
  1998 and 1999; and pro
  forma, none, $347,500
  liquidation preference....       278          --           --            --
 Common Stock, $.001 par
  value, authorized
  22,500,000 shares; issued
  and outstanding, 3,900,000
  shares in 1997; 4,190,500
  shares in 1998 and 1999;
  and pro forma 14,007,579
  shares ...................     3,900       4,191        4,191   $    14,008
 Additional paid-in
  capital................... 1,451,722   1,447,217    3,649,948    28,552,606
 Software credit
  subscription..............  (757,000)         --           --            --
 Deferred employee
  compensation..............        --          --   (2,212,493)   (2,212,493)
 Subscription receivable....      (900)         --           --            --
 Accumulated deficit........  (205,118) (7,481,225) (10,424,770)  (10,424,770)
                             ---------  ----------  -----------   -----------
Total stockholders' equity
 (deficit)..................   492,882  (6,029,817)  (8,983,124)  $15,929,351
                             =========  ==========  ===========   ===========
Total liabilities,
 mandatorily redeemable
 convertible preferred stock
 and stockholders' equity
 (deficit).................. $ 795,143  $7,833,797  $22,015,157
                             =========  ==========  ===========

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             Period from
                            July 21, 1997
                              (date of
                            inception) to  Year ended       Three months
                            December 31,  December 31,     ended March 31,
                                1997          1998        1998        1999
                            ------------- ------------  ---------  -----------
                                                             (Unaudited)
Revenue:
  Telecommunications
   revenue................   $      --    $ 1,238,008   $     --   $ 2,429,413
  Consulting revenue......      500,000       300,000     300,000      600,000
                             ----------   -----------   ---------  -----------
Total revenue.............      500,000     1,538,008     300,000    3,029,413
Costs and expenses:
  Data communications and
   telecommunications.....          --      2,016,757         --     2,528,183
  Cost of consulting
   revenue................          --        192,203      30,000          --
  Network operations......          --      1,320,587     166,781      546,312
  Sales and marketing.....      349,100     2,517,752     374,580    1,008,506
  Development.............          --        594,104      53,583      182,554
  General and
   administrative.........      351,774     2,009,088     287,110    1,367,072
  Depreciation and
   amortization...........        5,000       344,587      18,551      278,136
  Non-cash employee
   compensation...........           --            --          --      103,684
                             ----------   -----------   ---------  -----------
Total costs and expenses..      705,874     8,995,078     930,605    6,014,447
                             ----------   -----------   ---------  -----------
Loss from operations......     (205,874)   (7,457,070)   (630,605)  (2,985,034)
Interest income...........          756       230,538         --        68,778
Interest expense..........          --        (49,575)        --       (27,289)
                             ----------   -----------   ---------  -----------
Net loss..................     (205,118)   (7,276,107)   (630,605)  (2,943,545)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock..........                    (14,217)                (113,446)
                             ----------   -----------   ---------  -----------
Net loss applicable to
 common stockholders......   $ (205,118)  $(7,290,324)  $(630,605) $(3,056,991)
                             ==========   ===========   =========  ===========
Basic and diluted net loss
 per share applicable to
 common stockholders......   $    (0.06)  $     (1.78)  $   (0.16) $     (0.73)
                             ==========   ===========   =========  ===========
Weighted average shares
 used in computation of
 basic and diluted net
 loss per share applicable
 to common stockholders...    3,502,454     4,092,278   3,900,000    4,190,500
Pro forma basic and
 diluted net loss per
 share (unaudited)........                $     (0.83)             $     (0.24)
                                          ===========              ===========
Weighted average shares
 used in computation of
 pro forma basic and
 diluted net loss per
 share (unaudited)........                  8,799,335               12,033,705

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

        Period from July 21, 1997 (date of inception) to March 31, 1999

                   Series A Convertible
                      Preferred Stock        Common Stock   Additional    Software      Deferred
                   ----------------------- ----------------  Paid-in       Credit       Employee    Subscription Accumulated
                     Shares      Amount     Shares   Amount  Capital    Subscription  Compensation   Receivable    Deficit
                   -----------  ---------- --------- ------ ----------  ------------  ------------  ------------ ------------
 Issuance of
  Common Stock...           --        --   3,900,000 $3,900 $   27,000  $        --            --       (900)              --
 Issuance of
  Series A Stock
  and Preferred
  Warrant........      278,000  $    278          --     --    424,722           --            --         --               --
 Issuance of
  Common Warrants
  for software
  credit.........           --        --          --     --  1,000,000   (1,000,000)           --         --               --
 Utilization of
  software
  credit.........           --        --          --     --         --      243,000            --         --               --
 Net loss........           --        --          --     --         --           --            --         --     $   (205,118)
                   -----------  --------   --------- ------ ----------  -----------   -----------      -----     ------------
Balance, December
 31, 1997........      278,000       278   3,900,000  3,900  1,451,722     (757,000)           --       (900)        (205,118)
 Conversion of
  Series A Stock
  and Preferred
  Warrant to
  Common Stock...     (278,000)     (278)    278,000    278         --           --            --         --               --
 Repayment of
  subscription
  receivable.....           --        --          --     --       (900)          --            --        900               --
 Issuance of
  Common Stock
  for services...           --        --      12,500     13     10,612           --            --         --               --
 Utilization of
  software
  credit.........           --        --          --     --         --      757,000            --         --               --
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred
  stock..........           --        --          --     --    (14,217)          --            --         --               --
 Net loss........           --        --          --     --         --           --            --         --       (7,276,107)
                   -----------  --------   --------- ------ ----------  -----------   -----------      -----     ------------
Balance, December
 31, 1998........           --        --   4,190,500  4,191  1,447,217           --            --         --       (7,481,225)
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred stock
  (unaudited)....           --        --          --     --   (113,446)          --            --         --               --
 Deferred non-
  cash employee
  compensation
  (unaudited)....           --        --          --     --  2,316,177           --    (2,316,177)        --               --
 Amortization of
  non-cash
  deferred
  employee
  compensation
  (unaudited)....           --        --          --     --         --           --       103,684         --               --
 Net loss
  (unaudited)....           --        --          --     --         --           --            --         --       (2,943,545)
                   -----------  --------   --------- ------ ----------  -----------   -----------      -----     ------------
Balance, March
 31, 1999
 (unaudited).....           --  $     --   4,190,500 $4,191 $3,649,948  $        --   $(2,212,493)     $  --     $(10,424,770)
                   ===========  ========   ========= ====== ==========  ===========   ===========      =====     ============
                      Total
                   ------------
 Issuance of
  Common Stock...  $    30,000
 Issuance of
  Series A Stock
  and Preferred
  Warrant........      425,000
 Issuance of
  Common Warrants
  for software
  credit.........           --
 Utilization of
  software
  credit.........      243,000
 Net loss........     (205,118)
                   ------------
Balance, December
 31, 1997........      492,882
 Conversion of
  Series A Stock
  and Preferred
  Warrant to
  Common Stock...           --
 Repayment of
  subscription
  receivable.....           --
 Issuance of
  Common Stock
  for services...       10,625
 Utilization of
  software
  credit.........      757,000
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred
  stock..........      (14,217)
 Net loss........   (7,276,107)
                   ------------
Balance, December
 31, 1998........   (6,029,817)
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred stock
  (unaudited)....     (113,446)
 Deferred non-
  cash employee
  compensation
  (unaudited)....           --
 Amortization of
  non-cash
  deferred
  employee
  compensation
  (unaudited)....      103,684
 Net loss
  (unaudited)....   (2,943,545)
                   ------------
Balance, March
 31, 1999
 (unaudited).....  $(8,983,124)
                   ============


                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Period from
                            July 21, 1997
                              (date of                   Three months ended
                            inception) to  Year ended         March 31,
                            December 31,  December 31,  ----------------------
                                1997          1998        1998        1999
                            ------------- ------------  ---------  -----------
                                                             (Unaudited)
Operating activities
Net loss..................    $(205,118)  $(7,276,107)  $(630,605) $(2,943,545)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
  Depreciation and
   amortization...........        5,000       344,587      18,551      278,136
  Provision for doubtful
   accounts...............          --        172,475         --       312,294
  Amortization of non-cash
   deferred employee
   compensation...........          --            --          --       103,684
  Issuance of common stock
   for service............          --         10,625         --           --
  Changes in operating
   assets and liabilities:
    Increase in accounts
     receivable...........          --       (673,214)        --      (580,657)
    Increase in prepaid
     expenses and other
     assets...............      (18,846)     (127,446)    (39,112)    (145,021)
    Increase in accounts
     payable and accrued
     expenses.............      302,261     1,315,057     335,931    2,130,891
    Increase (decrease) in
     customer deposits and
     deferred revenue.....          --        942,500         --      (540,586)
                              ---------   -----------   ---------  -----------
Net cash provided by (used
 in) operating
 activities...............       83,297    (5,291,523)   (315,235)  (1,384,804)
Investing activities
Purchase of property and
 equipment................      (40,420)   (2,073,696)   (448,214)  (1,508,116)
Purchase of short-term
 investments..............          --       (200,000)        --           --
                              ---------   -----------   ---------  -----------
Net cash used in investing
 activities...............      (40,420)   (2,273,696)   (448,214)  (1,508,116)
Financing activities
Proceeds from equipment
 line of credit...........          --      1,200,000         --       523,191
Proceeds from stockholder
 note.....................          --        750,000     300,000          --
Repayment of capital lease
 obligations..............          --        (13,927)        --       (23,859)
Issuance of common stock..       30,000           900         --           --
Issuance of convertible
 preferred stock..........      425,000     9,101,606         --    14,931,584
                              ---------   -----------   ---------  -----------
Net cash provided by
 financing activities.....      455,000    11,038,579     300,000   15,430,916
                              ---------   -----------   ---------  -----------
Increase (decrease) in
 cash.....................      497,877     3,473,360    (463,449)  12,537,996
Cash and cash equivalents
 at beginning of period...          --        497,877     497,877    3,971,237
                              ---------   -----------   ---------  -----------
Cash and cash equivalents
 at end of period.........    $ 497,877   $ 3,971,237   $  34,428  $16,509,233
                              =========   ===========   =========  ===========
Supplemental disclosures
 of cash flow information
Cash paid for interest....          --    $    36,446         --   $    27,289
                              =========   ===========   =========  ===========

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            December 31, 1997, December 31, 1998 and March 31, 1999

  (All information as of March 31, 1999 and for the three month periods ended
                     March 31, 1999 and 1998 is unaudited)

1. Organization and Nature of Business

  ITXC Corp. (the "Company") is a Delaware corporation, incorporated on July 21, 1997. The Company was founded for the purpose of providing Internet voice, fax and voice-enabled services primarily to traditional telephone companies, Internet service providers and telecommunications resellers, under the brand name WWeXchange SM for which revenues commenced in 1998. During 1997, the Company was in the development stage and was primarily developing and constructing its network, and provided consulting services under a market trial research agreement with a company in the telecommunications industry (see Note 9). During 1998 the Company exited the development stage. The Company operates in one business segment.

 Subsidiaries and Joint Venture

  In March 1998, ITXC Data Transport Services LLC ("Data Transport"), a wholly owned subsidiary, was formed for the purpose of holding licenses and agreements with certain carriers and re-sellers and to acquire and operate switching equipment for the Company.

  In July 1998, ITXC Asia PTE Ltd, a wholly-owned subsidiary (Singapore company), was formed for the purpose of selling and marketing the Company's services in Asia.

  In July 1998, the Company obtained a 49% interest in ITXC Comunicacoes Ltda ("ITXC Ltda"), a newly formed Brazilian joint venture, for consideration of $1.47 million to be paid in the form of credit against future royalties, which will provide exchange carrier long-distance services in Brazil. No investment has been recorded by the Company as no consideration has been paid.

  The ITXC Ltda joint venture agreement, as amended, provides for an exit clause triggered by an initial public offering of common stock by the Company and certain other events. The clause provides the Company a call option and provides TeleNova Communicacoes Ltda and its assignee (collectively, "TeleNova") a put option which requires the Company to acquire TeleNova's interest in ITXC Ltda at a price based on a formula, as defined in the agreement. The formula price cannot be determined until ITXC Ltda's revenue and gross profits for the six months ended August 31, 1999 are known. TeleNova has waived its put right in connection with the Company's initial public offering; however, both the Company and TeleNova maintain certain call and put rights, respectively, upon the occurence of certain other future events.

Basis of Consolidation

  The consolidated financial statements include the accounts of ITXC Corp. and its wholly-owned subsidiaries, Data Transport and ITXC Asia PTE, Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

2. Significant Accounting Policies

Cash Equivalents

  The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                          ITXC CORP. AND SUBSIDIARIES

2. Significant Accounting Policies (continued)

Short-Term Investments

  Short-term investments consist of a certificate of deposit with a maturity within one year of December 31, 1998. Such investment is classified as available-for-sale and, accordingly, is carried at fair value which approximates cost.

Concentration of Credit Risk

  The Company transacts a significant volume of business with several customers. Four customers represent 74% of 1998 total revenue and three customers represent 59% of total revenue for the three months ended March 31, 1999. Accounts receivable from these customers were approximately $417,800 and $448,500 at December 31, 1998 and March 31, 1999, respectively. The Company performs a credit evaluation of all new customers and requires certain customers to provide collateral in the form of a cash deposit.

  For the period from July 21, 1997 to December 31, 1997, one customer accounted for 100% of revenue under a market trial research agreement.

  At December 31, 1998 and March 31, 1999, $800,000 and $200,000,
respectively, of revenue has been deferred in connection with this market trial research agreement.

Depreciation and Amortization

  Property and equipment are recorded at cost and are depreciated over the estimated useful lives and leasehold improvements are depreciated over the term of the lease or over the estimated useful lives, whichever is shorter, utilizing the straight-line method as follows:

                                                                      Estimated
                                                                     Useful Life
                                                                     -----------
      Network equipment and software................................      3
      Furniture, fixtures and office equipment......................     3-7
      Leasehold improvements........................................      2

Revenue Recognition

  The Company recognizes carrier revenue and the related costs at the time the services are rendered. The Company recognizes consulting revenue under its research and development contract as certain milestones are attained and cash collections are assured, as specified in the contract.

Advertising

  Advertising costs are expensed as incurred. During 1997, 1998 and the three month periods ended March 31, 1998 and 1999, the Company expensed approximately $14,000, $119,000, $59,000 and $11,000, respectively, of such costs.

Income Tax

  Deferred income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities (i.e. temporary differences) and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                          ITXC CORP. AND SUBSIDIARIES

2. Significant Accounting Policies (continued)

Stock-Based Compensation

  The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", using an intrinsic value approach to measure compensation expense, if any. Appropriate disclosures using a fair value based method, as provided by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), are also reflected in the accompanying notes to the financial statements.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement on Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance regarding accounting for computer software development or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a significant impact on the Company's financial results.

  In April 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5, effective for fiscal years beginning after December 15, 1998, which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company expensed these costs as incurred, the adoption of this standard will have no impact on the Company's results of operations, financial position or cash flows.

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Interim Financial Statements

  The accompanying unaudited interim financial statements as of March 31, 1999 and for each of the three month periods ended March 31, 1998 and 1999 include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of the Company's operations for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the results of operations for a full fiscal year.

                          ITXC CORP. AND SUBSIDIARIES

3. Accounts Receivable

  The Company did not write-off any accounts receivable during 1997, 1998 and the three months ended March 31, 1998. The Company wrote-off approximately $279,000 of accounts receivable during the three month period ended March 31, 1999.

4. Property and Equipment

  Property and equipment is comprised of the following:

                                                  December 31,
                                               -------------------  March 31,
                                                 1997      1998       1999
                                               -------- ---------- -----------
                                                                   (Unaudited)
Network equipment and software................ $243,000 $1,955,887 $3,200,677
Furniture, fixtures and office equipment......   40,420  1,147,946  1,411,271
Leasehold improvements........................      --     261,283    261,283
                                               -------- ---------- ----------
                                                283,420  3,365,116  4,873,231
Less accumulated depreciation and
 amortization.................................    5,000    349,587    627,723
                                               -------- ---------- ----------
                                               $278,420 $3,015,529 $4,245,508
                                               ======== ========== ==========

  Equipment under capital leases totaled approximately $251,000 at December 31, 1998 and March 31, 1999. Included in accumulated depreciation is approximately $14,000 and $35,000 related to such assets at December 31, 1998 and March 31, 1999, respectively.

  At December 31, 1997 and 1998, network equipment and software includes $243,000 and $1 million, respectively, of software which is used in internet gateways and switches. This software was purchased from a stockholder, which was paid for by issuance of common stock warrants (see Note 9). At December 31, 1998 and March 31, 1999, $733,000 and $330,000, respectively, of software has not been deployed into operations; accordingly, depreciation of this software will commence when it is placed into operations.

5. Accrued Expenses

  Accrued liabilities and other current liabilities are comprised of the following:

                                                     December 31,
                                                   -----------------  March 31,
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                                     (Unaudited)
Compensation...................................... $ 31,095 $262,807 $  657,926
Accrued contract costs............................      --   300,000        --
Professional fees.................................   36,500      --         --
Repairs and maintenance costs.....................   16,000      --         --
Other.............................................   51,405  223,236    471,999
                                                   -------- -------- ----------
                                                   $135,000 $786,043 $1,129,925
                                                   ======== ======== ==========

                          ITXC CORP. AND SUBSIDIARIES

6. Income Taxes

  Due to operating losses, the Company has no income tax liability for 1997, 1998 or the three months ended March 31, 1999.

  Significant components of the Company's deferred tax assets and liabilities at December 31, 1997 and 1998 and March 31, 1999 are as follows:

                                                 December 31,
                                             ---------------------   March 31,
                                               1997       1998         1999
                                             --------  -----------  -----------
                                                                    (Unaudited)
Deferred tax assets:
  Net operating loss carryforward........... $ 66,632  $ 2,836,880  $ 3,711,637
  Other.....................................   13,971      189,754      367,110
                                             --------  -----------  -----------
                                               80,603    3,026,634    4,078,747
Less valuation allowance....................  (80,603)  (2,968,677)  (4,020,877)
                                             --------  -----------  -----------
Deferred tax asset..........................      --        57,957       57,870
Deferred tax liabilities:
  Fixed assets..............................      --       (57,957)     (57,870)
                                             --------  -----------  -----------
Net deferred tax asset...................... $    --   $       --   $       --
                                             ========  ===========  ===========

  A reconciliation setting forth the differences between the effective tax rate of the Company and the U.S. statutory rate is as follows:

                                    December 31,                          March 31,
                          -----------------------------------  -----------------------------------
                               1997              1998               1998               1999
                          ---------------  ------------------  ----------------  -----------------
                                                                         (unaudited)
Statutory federal income
 tax (benefit) at 34%...  $(69,740)  34.0% $(2,473,876)  34.0% $(214,406)  34.0% $ (963,662)  34.0%
State income tax
 (benefit), net of
 federal benefit........   (12,184)   5.9     (413,307)   5.6    (35,282)   5.6    (141,570)   5.0
Nondeductible expenses..       --     --         7,750   (0.1)     1,534   (0.2)      2,350   (0.1)
Other...................     1,321   (0.6)      (8,641)   0.2    (20,083)   3.2      50,682    1.8
Increase in valuation
 allowance..............    80,603  (39.3)   2,888,074  (39.7)   268,237  (42.6)  1,052,200  (37.1)
                          --------  -----  -----------  -----  ---------  -----  ----------  -----
Total...................  $    --     --   $       --     --   $     --     --   $      --     --
                          ========  =====  ===========  =====  =========  =====  ==========  =====

  At December 31, 1998, the Company has a federal and state net operating loss ("NOL") carryforward of approximately $6.9 million. The federal NOL carryforwards expire from 2012 to 2018. The state NOL carryforwards expire from 2004 to 2005. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred, but believes that it is likely that such a change occurred during 1998. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before change. The Company has not determined the amount of the potential limitation, but believes that all of the NOL will be available for use within the carryforward period.

  The Company's existing deferred tax assets at December 31, 1997 and 1998, and March 31, 1999 have been reduced by a valuation allowance of $80,603, $2,968,677, and $4,020,877, respectively, due to the uncertainty regarding the realization of such deferred tax assets.

                          ITXC CORP. AND SUBSIDIARIES

7. Debt

  The Company has a revolving credit agreement with a bank, which provides for maximum borrowings of $5 million, of which $4 million may be borrowed under an equipment line of credit for the purchase of certain capital equipment. The revolving line expires August 20, 1999, with available borrowings determined based on a formula including accounts receivable. The equipment line expires three years after the final draw down, which may be taken through June 30, 1999, with available borrowings determined based on a formula including billable minutes. At December 31, 1998, the maximum available borrowings were $1.4 million, of which $1.2 million is outstanding.

  The Company is contractually required to make an annual payment based on the previous years' excess cash flow, as defined. The agreement also includes a mandatory repayment clause requiring that the Company repay the balance outstanding in the event that the Company consummates an initial pubic offering with net proceeds of at least $20 million.

  The revolving line bears interest at the greater of (i) the bank's prime rate plus 0.5%, or (ii) the federal funds rate plus 1.5%. The equipment line bears interest at the greater of (i) the bank's prime rate plus 0.75%, or (ii) the federal funds rate plus 2.0%. The rate in effect at December 31, 1998 under the equipment line was 8.5%, representing the bank's prime rate plus 0.75%.

  Borrowings under the credit agreement are collateralized by substantially all of the Company's assets and the Company is required to maintain restricted cash balances of $200,000. In addition, the Company is required to maintain compliance with certain financial covenants. As of December 31, 1998 the Company was in violation of one financial covenant and has obtained a letter from the bank waiving the violation at that date.

  The fair value of the Company's debt approximates its carrying value.

8. Commitments and Contingencies

  The Company leases an office facility under a non-cancelable operating lease which commenced June 15, 1998, has a term of five years and provides for minimal annual base rental payments of $314,000. The Company may, at its option, terminate the lease after 18 months or 36 months. The lease contains one five year renewal option at the then applicable fair market rental rate. In addition, the lease requires the Company to pay increases in real estate taxes and other operating costs of the properties above base year amounts. During 1998, the Company also entered into capital lease agreements for furniture and equipment.

  Future minimum lease payments for noncancelable operating and capital leases having initial or remaining terms in excess of one year are as follows:

                                                             Operating Capital
                                                             --------- --------
1999........................................................ $364,000  $ 95,436
2000........................................................  206,000    95,436
2001........................................................    8,000    79,530
2002........................................................    5,000       --
                                                                       --------
                                                                        270,402
Less amounts representing interest..........................             33,329
                                                                       --------
Present value of net minimum lease payments.................           $237,073
                                                                       ========

                          ITXC CORP. AND SUBSIDIARIES

8. Commitments and Contingencies (continued)

  Rental expense for all operating leases was approximately $15,000, $217,000, $26,000 and $80,000 in 1997 and 1998 and in the three month periods ended March 31, 1998 and 1999, respectively.

 Legal Matters

  The Company is involved in certain claims and legal actions arising in the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

9. Capital Stock

  On July 21, 1997, the Company issued 3,000,000 shares of Common Stock to its founder and president for $30,000.

  On October 1, 1997, the Company issued 900,000 shares of Common Stock to an investor for $900, which was paid subsequent to December 31, 1997. On October 1, 1997, the Company issued ten warrants to purchase an aggregate of 600,000 shares of Common Stock at par value to an investor in exchange for a software credit in the amount of $1 million to be used within three years against the purchase of products from the investor. Each warrant became exercisable for each $100,000 of the software credit utilized by the Company. At December 31, 1998, $1 million of the software credit had been utilized by the Company for the purchase of software, and, accordingly, all warrants were exercisable. Also, on October 1, 1997, the Company sold to the same investor 278,000 shares of Series A Convertible Preferred Stock (the "Series A Stock"), and a warrant to purchase an additional 122,000 shares of Series A Stock (the "Preferred Warrant") with an exercise price of par value, for aggregate proceeds of $500,000.

  On April 27, 1998, in connection with the sale of the Series B Redeemable Convertible Preferred Stock, all of the outstanding shares of Series A Stock were converted into an equal number of shares of Common Stock and the Preferred Warrant was converted into a warrant to purchase an equal number of shares of Common Stock. Such warrants and the warrant to purchase 600,000 shares of common stock are exercisable at any time prior to the earlier of October 1, 2004 or the consummation of an initial public offering of the Company's common stock.

  On November 18, 1997, the Company issued a warrant to purchase up to 1,900,000 shares of Common Stock, with an exercise price of $2.63 per share to a customer to whom the Company provides consulting services (see Note 1). The fair value of the warrant was determined to be de minimis on the date of grant. The warrant was not exercised, and, on April 6, 1998, was cancelled.

 Series B Mandatorily Redeemable Convertible Preferred Stock

  On April 27, 1998, the Company issued 5,865,104 shares of Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B Stock") to various investors at a purchase price of $1.705 per share, resulting in net proceeds of $9,852,000. In this private placement, 439,883 shares were sold to two officers of the Company and 668,622 shares were sold to the holders of the Series A Stock and the Preferred Warrant.

  Each share of Series B Stock has a liquidation value of $1.705 per share and is convertible into one share of Common Stock, subject to anti-dilution provisions, as defined. The Series B Stock will automatically convert into Common Stock on the consummation of an initial public offering of the Company's Common Stock with gross proceeds of at least $30 million and at a price per share of at least $11.61 (as adjusted). To the extent not previously converted to Common Stock, on March 31, 2005 a stockholder may request the Company to redeem any or all shares of Series B Stock held, at its liquidation value, subject to the rights of the Series C Stock.

                          ITXC CORP. AND SUBSIDIARIES

9. Capital Stock (continued)

  The holders of the Series B Stock vote together with all other classes of stock on all actions taken by the stockholders of the Company, and together with the Series C Stock, have the right to elect two directors to the Company's Board of Directors.

  In connection with the Series B Stock private placement, the two officers of the Company who participated in the offering provided the Company with bridge financing of $750,000 which was converted into Series B Stock. In addition, the Company issued the two officers warrants to purchase an aggregate of 439,883 shares of Common Stock with an exercise price of $1.705 per share. The warrants are exercisable at any time prior to April 30, 2008. The fair value of these warrants was determined to be de minimis at the date of the grant.

 Series C Mandatorily Redeemable Convertible Preferred Stock

  On February 24, 1999, the Company issued 3,229,975 shares of Series C Mandatorily Redeemable Convertible Preferred Stock (the "Series C Stock") to various investors at a purchase price of $4.644 per share, resulting in net proceeds of $14,932,000. The Series C Stock has a liquidation preference value of $22,500,000 and has conversion and redemption features identical to the Series B Stock, except that redemption may be requested commencing December 31, 2004. The holders of the Series C Stock vote together with all other classes of stock on all actions taken by the stockholders of the Company, and, together with the holders of the Series B Stock, have the right to elect two directors to the Company's Board of Directors.

  Also, on February 24, 1999 the Board of Directors increased the total authorized preferred stock from 10,000,000 shares to 15,000,000 shares.

 Registration Rights

  Certain of the common and preferred stockholders have registration rights under an agreement which, as amended on February 24, 1999, provides for the registration of Common Stock held by such stockholders, on or after one year from the completion of an initial public offering of the Company's Common Stock.

 Put Rights

  In connection with the Series B and Series C Stock offerings, each of the common and preferred stockholders were granted the right to require the Company to repurchase all of their outstanding stock, in the event of a change of control of the Company, as defined. The repurchase price per share is the greater of (i) the price obtained by the Company in its most recent sale of equity securities, (ii) the weighted average price paid by the new controlling investor, or (iii) the fair value of the securities being repurchased.

 Common Shares Reserved

  As of December 31, 1998, the Company had reserved shares of Common Stock for issuance as follows:

                                                                       Number of
                                                                        Shares
                                                                       ---------
      Exercise of common stock options................................ 2,200,000
      Exercise of common stock warrants............................... 1,161,883
      Conversion of Series B Stock.................................... 5,865,104

                          ITXC CORP. AND SUBSIDIARIES

9. Capital Stock (continued)

 Stock Option Plan

  On February 17, 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). The Plan, as amended, provides for the granting of awards to purchase up to 3,350,000 shares of common stock. The Plan provides for award grants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares.

  Under the terms of the Plan, a committee of the Company's Board of Directors may grant options to purchase shares of the Company's Common Stock to employees, directors and consultants of the Company at such prices as may be determined by the committee, principally equal to or greater than fair value at the date of grant. Options granted under the Plan generally vest over three years and expire after ten years.

  The Company's stock option activity is as follows:

                                1997               1998
                          ----------------- --------------------
                                  Weighted-            Weighted-
                          Number   Average   Number     Average
                            of    Exercise     of      Exercise
                          Shares    Price    Shares      Price
                          ------- --------- ---------  ---------
Options outstanding,
 beginning of year......      --      --      799,170    $0.11
Options granted.........  799,170   $0.11     758,955     0.70
Options cancelled.......      --      --     (237,500)    (.29)
                          -------   -----   ---------    -----
Options outstanding, end
 of year................  799,170   $0.11   1,320,625    $0.42
                          =======   =====   =========    =====

  The weighted-average fair value of options granted in 1997 and 1998 was $.03 and $.16, respectively.

  The following table summarizes information about fixed price stock options outstanding at December 31, 1998:

                             Outstanding               Exercisable
                      -------------------------- ------------------------
                         Weighted-     Weighted-     Number     Weighted-
 Range of    Number       Average       Average  Exercisable at  Average
 Exercise      of        Remaining     Exercise   December 31,  Exercise
  Prices     Shares   Contractual Life   Price        1998        Price
 ---------  --------- ---------------- --------- -------------- ---------
 $.01-$.16    575,000    8.7 years       $ .06      191,667       $.06
  .52-.60     441,000    9.1 years         .59       18,333        .52
    .85       304,625    9.2 years         .85          --         --
            ---------                               -------
 $.01-$.85  1,320,625                    $ .42      210,000       $.10
 =========  =========                    =====      =======       ====

  Had the Company been accounting for its employee stock options under the fair value method of SFAS No. 123, there would not have been a material impact on the Company's net loss or basic and diluted net loss per share available to common stockholders during 1998 or 1997.

  During the three month period ended March 31, 1999 the Company granted options to employees to purchase an aggregate of 1,047,875 shares of common stock at exercise prices ranging from $1.25 to $2.32. The exercise price of each of these option grants was below the fair value of the Company's common stock at the respective dates of grant, resulting in non-cash compensation of approximately $2.3 million which will be amortized to expense over the options vesting periods, generally three to seven years.

10. Earnings (Loss) Per Share

  The Company computes net loss per share under the provisions of SFAS No. 128, "Earnings per Share" (SFAS 128), and SEC Staff Accounting Bulletin No. 98 (SAB 98).

                          ITXC CORP. AND SUBSIDIARIES

10. Earnings (Loss) Per Share (continued)

  Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during this period.

  Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and assuming conversion of the Company's Preferred Stock. In addition, income or loss is adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. The diluted earnings per share amount equals basic earnings per share because the Company had a net loss and the impact of the assumed exercise of the stock options and warrants and the assumed preferred stock conversion is not dilutive.

11. Geographic Data

  During the three months ended March 31, 1999, the Company generated approximately 5% of its revenue from customers domiciled in countries other than the United States, primarily in Asia. For the period from inception to December 31, 1997 and the year ended December 31, 1998, substantially all of the Company's revenue was derived from domestic operations.

12. Unaudited Pro Forma Information

  The Company is planning to file a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of common stock in an initial public offering (IPO). Under the Company's Certificate of Incorporation, all outstanding Series B and Series C Stock will convert into Common Stock on a one-for-one basis as adjusted for any stock splits, upon the closing of the Company's IPO of Common Stock.

  The unaudited pro forma balance sheet information and the pro forma net loss per share reflect the effects of the automatic conversion of all series of the Company's mandatorily redeemable convertible preferred stock to common stock upon the closing of the IPO, and the assumed exercise of certain warrants to purchase 722,000 shares of common stock at $.001 per share.

  The unaudited pro forma information gives effect to a conversion price of $1.705 for Series B Stock and $4.644 for Series C Stock. The actual conversion price may be different upon actual conversion.

  The unaudited pro forma net loss per share assumes the conversion of the Series B and Series C Stock to Common Stock as if it had been converted at the date of issuance and the exercise of warrants to purchase 722,000 shares of Common Stock, as if they had been exercised on the date of issuance, even though the result is antidilutive.

                          ITXC CORP. AND SUBSIDIARIES

12. Unaudited Pro Forma Information (continued)

  The following table presents the calculation of basic and diluted net loss per share and pro forma net loss per share.

                                December 31, 1998            March 31, 1999 (Unaudited)
                          -------------------------------  -------------------------------
                                       Denominator                      Denominator
                                        (Weighted                        (Weighted
                           Numerator     Average    Per     Numerator     Average    Per
                          (Net Loss)     Shares)   Share   (Net Loss)     Shares)   Share
                          -----------  ----------- ------  -----------  ----------- ------
Basic and diluted net
 loss per common share..  $(7,290,324)  4,092,278  $(1.78) $(3,056,991)  4,190,500  $(0.73)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock........       14,217         --      --       113,446         --      --
Assumed conversion of
 shares of mandatorily
 redeemable convertible
 preferred stock into
 shares of common stock
 at issuance............          --    3,985,057     --           --    7,121,205     --
Assumed exercise of
 warrants for shares of
 common stock at
 issuance...............          --      722,000     --           --      722,000     --
                          -----------   ---------  ------  -----------  ----------  ------
Pro forma basic and
 diluted net loss per
 common share...........  $(7,276,107)  8,799,335  $(0.83) $(2,943,545) 12,033,705  $(0.24)
                          ===========   =========  ======  ===========  ==========  ======

                                       Shares

                                     [Logo]

                                   ITXC Corp.

                                  Common Stock

                     -------------------------------------
                                   PROSPECTUS
                                       , 1999

                     -------------------------------------


                                Lehman Brothers

                               CIBC World Markets

                     First Analysis Securities Corporation

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities in any state or jurisdiction where the offer or sale is not        +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, dated June 10, 1999

PROSPECTUS
                                       Shares

                                     [Logo]

                                   ITXC Corp.
                                  Common Stock

                                 -------------

  This is our initial public offering of shares of common stock. We are
offering      shares. Of the      shares being offered, we are offering
shares outside the United States and Canada and      shares in the United
States and Canada. The public offering price and underwriting discount are identical for both the international offering and the U.S. offering. The closing of the U.S. offering is a condition to the closing of the international offering.

  We expect the public offering price to be between $    and $    per share. No
public market currently exists for our shares.

  We have applied to list the shares on the Nasdaq National Market under the symbol "ITXC".

     Investing in the shares involves risks. Risk Factors begin on page 5.

                                                                Per Share Total
                                                                --------- -----
Public offering price.........................................     $       $
Underwriting discount.........................................     $       $
Proceeds to ITXC..............................................     $       $

  We have granted the international underwriters a 30-day option to purchase up
to     additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  Lehman Brothers, on behalf of the international underwriters, expects to
deliver the shares on or about        , 1999.

                                 -------------

Lehman Brothers
          CIBC World Markets
                                           First Analysis Securities Corporation

      , 1999

                                       Shares

                                     [Logo]

                                   ITXC Corp.

                                  Common Stock

                     -------------------------------------
                                   PROSPECTUS
                                       , 1999

                     -------------------------------------


                                Lehman Brothers

                               CIBC World Markets

                     First Analysis Securities Corporation

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

      Item                                                              Amount
      ----                                                              -------
      SEC registration fee............................................. $23,978
      NASD filing fee..................................................   9,125
      Nasdaq listing fee...............................................  95,000
      Printing and engraving expenses..................................       *
      Legal fees and expenses..........................................       *
      Accounting fees and expenses.....................................       *
      Transfer agent and registrar fees................................       *
      Miscellaneous....................................................       *
                                                                        -------
          Total........................................................ $     *
                                                                        =======

--------
* To be completed by amendments

Item 14. Indemnification of Directors and Officers

   Under Section 145 of the Delaware General Corporation Law (DGCL), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in good faith and in a manner he believed to be in (or not opposed to) the interests of the corporation, and, in the case of a criminal proceeding, he had no reason to believe his conduct was unlawful. Our certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of ITXC, or is or was serving at our request as a director, officer, employee, manager or agent of another entity, against certain liabilities, costs and expenses. It further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ITXC, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

   Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article TENTH of our Certificate of Incorporation contains the following provision regarding limitation of liability of our directors and officers:

  "No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit."

   The underwriting agreement contains provisions pursuant to which each underwriter severally agrees to indemnify us, any person controlling us within the meaning of Section 15 of the Securities Act of 1933, or Section 20 of the Securities Exchange Act of 1934, each of our directors, and each officer of ITXC who signs this registration statement with respect to information relating to such underwriter furnished in writing to us by or on behalf of such underwriter specifically for inclusion in this registration statement.

Item 15. Recent Sales of Unregistered Securities

   Since ITXC was incorporated in July 1997, ITXC sold shares of its capital stock in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933:

   On July 21, 1997, ITXC sold to its Chief Executive Officer, Tom Evslin, 3,000,000 shares of common stock, for an aggregate purchase price of $30,000. For the foregoing transaction, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act; such shares continue to bear a restrictive legend.

   On October 1, 1997, ITXC sold to one accredited investor 900,000 shares of common stock, for an aggregate cash purchase price of $900 and the contribution by the investor of certain property. On October 1, 1997, ITXC sold to that same investor 278,000 shares of Series A convertible preferred stock, warrants covering 122,000 shares of such Series A convertible preferred stock (which have been converted into warrants to purchase 122,000 shares of common stock) and warrants covering 600,000 shares of common stock (exercisable subject, in part, to ITXC's utilization of software credits) in exchange for $500,000 in cash, $1.0 million of software credits to purchase VocalTec equipment and the rights to certain information regarding VocalTec Communications' business. Such shares of Series A convertible preferred stock have been converted into common stock. For the foregoing transactions, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act; such shares continue to be subject to a restrictive legend.

   On April 27, 1998, ITXC sold an aggregate of 5,865,104 shares of its Series B Convertible Preferred Stock for an aggregate cash consideration of $10.0 to a total of fourteen accredited investors. For the foregoing transaction, ITXC relied upon the exemption from registration under Regulation D under the Securities Act. Each of these shares continue to be subject to restrictive legends.

   On September 23, 1998, ITXC issued 12,500 shares of common stock to Howard Fischer Associates, Inc. for consideration consisting of certain services provided to ITXC. For the foregoing transaction, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act. Such shares continue to bear a restrictive legend.

   On February 24, 1999, ITXC sold an aggregate of 3,229,975 shares of its Series C Convertible Preferred Stock for aggregate cash consideration of $15.0 to a total of fourteen accredited investors. For the foregoing transaction, ITXC relied upon the exemption from registration under Regulation D under the Securities Act. Further, each of the shares continue to be subject to restrictive legends.

   On April 27, 1998, ITXC entered into certain warrant agreements with Mr. Evslin and Mr. Jordan. Their warrants are fully vested and currently exercisable and entitle the holder to purchase 322,581 shares of common stock and 117,302 shares of common stock, respectively. For the foregoing transaction, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act.

   From inception through June 10, 1999, ITXC granted to certain of its officers, directors and employees options to purchase up to an aggregate of 2,803,875 shares of common stock. Options to purchase 229,003 of such shares were exercised. For the foregoing transactions, ITXC relied upon the exemption from registration contained in Sections 3(b) and 4(2) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

  No.  Description
 ----- -----------
  1.1  Form of Underwriting Agreement*
  3.1  Second Restated Certificate of Incorporation
  3.2  Form of Third Restated Certificate of Incorporation to be filed upon consummation of the offerings*
  3.3  By-laws, as amended
  3.4  Form of Amended and Restated By-laws to be in effect upon the consummation of the offerings*
  4.1  Third Amended and Restated Registration Rights Agreement, dated February
       24, 1999
  5.1  Opinion of Lowenstein Sandler PC*
 10.1  Second Amended and Restated Employment Agreement between the Registrant and Tom Evslin*
 10.2  Employment Agreement between the Registrant and John G. Musci
 10.3  1998 Stock Incentive Plan, as amended
 10.4  Employee Cash Incentive Plan
 10.5  Employee Stock Purchase Plan*
 10.6  Joint Venture and Quotaholders Agreement, dated as of July 19, 1998, by and between TeleNova Comunicacoes Ltda. and ITXC Corp.
 10.7  First Amendment to Joint Venture and Quotaholders' Agreement, dated
       August 18, 1998, by and between TeleNova Comunicacoes Ltda. and ITXC
       Corp.
 10.8  Memorandum and Amendment to Joint Venture and Quotaholders' Agreement,
       dated as of May 31, 1999, by and among ITXC Corp., TeleNova Comunicacoes
       Ltda. and Telesisa Sistemas emTelecomunicacoes S.A.
 10.9  Lease Agreement, dated February 2, 1998 by and between the Registrant and Peregrine Investment Partners--I
 10.10 First Amendment to Lease dated April 16, 1999, by and between the
       Registrant and Peregrine Investment Partners--I
 21.1  Subsidiaries of the Registrant
 23.1  Consent of Ernst &Young LLP
 23.2  Consent of Lowenstein Sandler PC (to be included in Exhibit 5.1)
 24.1  Powers of Attorney
 27.1  Financial Data Schedule.

--------
* To be filed by amendment.

   (b) Financial Statement Schedules: Not applicable

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing of the offerings described in the Underwriting Agreement, certificates in such denominations and registered in such names as requested by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 10, 1999.

                                          ITXC Corp.

                                                    /s/ Edward B. Jordan
                                          By: _________________________________
                                                      Edward B. Jordan
                                                  Executive Vice President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of June, 1999.

              Signature                                       Title
              ---------                                       -----
          /s/ Tom I. Evslin*                        Chairman, President and
______________________________________               Chief Executive Officer
            Tom I. Evslin
          /s/ John G. Musci*                        Director
______________________________________
            John G. Musci

         /s/ Edward B. Jordan                       Chief Financial and
______________________________________               Accounting Officer and
           Edward B. Jordan                          Director

       /s/ William P. Collatos*                     Director
______________________________________
         William P. Collatos

          /s/ Elon A. Ganor*                        Director
______________________________________
            Elon A. Ganor

       /s/ Frederick R. Wilson*                     Director
______________________________________
         Frederick R. Wilson

        /s/ Edward B. Jordan
*By: ____________________________
        Edward B. Jordan
        Attorney-in-Fact

                                 EXHIBIT INDEX

  No.  Description
 ----- -----------
  1.1  Form of Underwriting Agreement*
  3.1  Second Restated Certificate of Incorporation
  3.2  Form of Third Restated Certificate of Incorporation to be filed upon consummation of the offerings*
  3.3  By-laws, as amended
  3.4  Form of Amended and Restated By-laws to be in effect upon the consummation of the offerings*
  4.1  Third Amended and Restated Registration Rights Agreement, dated February
       24, 1999
  5.1  Opinion of Lowenstein Sandler PC*
 10.1  Second Amended and Restated Employment Agreement between the Registrant and Tom Evslin*
 10.2  Employment Agreement between the Registrant and John G. Musci
 10.3  1998 Stock Incentive Plan, as amended
 10.4  Employee Cash Incentive Plan
 10.5  Employee Stock Purchase Plan*
 10.6  Joint Venture and Quotaholders Agreement, dated as of July 19, 1998, by and between TeleNova Comunicacoes Ltda. and ITXC Corp.
 10.7  First Amendment to Joint Venture and Quotaholders' Agreement, dated
       August 18, 1998, by and between TeleNova Comunicacoes Ltda. and ITXC
       Corp.
 10.8  Memorandum and Amendment to Joint Venture and Quotaholders' Agreement,
       dated as of May 31, 1999, by and among ITXC Corp., TeleNova Comunicacoes
       Ltda. and Telesisa Sistemas emTelecomunicacoes S.A.
 10.9  Lease Agreement, dated February 2, 1998 by and between the Registrant and Peregrine Investment Partners--I
 10.10 First Amendment to Lease dated April 16, 1999, by and between the
       Registrant and Peregrine Investment Partners--I
 21.1  Subsidiaries of the Registrant
 23.1  Consent of Ernst &Young LLP
 23.2  Consent of Lowenstein Sandler PC (to be included in Exhibit 5.1)
 24.1  Powers of Attorney
 27.1  Financial Data Schedule.

--------
* To be filed by amendment.